Exhibit 10.87

THE ADVANCES HAVE BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR UNITED STATES FEDERAL INCOME TAX PURPOSES, INCLUDING AS A RESULT OF THE UPFRONT FEE. THE ISSUE PRICE, ISSUE DATE, AMOUNT OF ORIGINAL ISSUE DISCOUNT AND YIELD TO MATURITY OF THE ADVANCES MAY BE OBTAINED BY WRITING TO ROBERT HILTON AT 9601 WILSHIRE BLVD., 3RD FLOOR, BEVERLY HILLS, CA 90210 OR [***].

MARGIN LOAN AGREEMENT

dated as of September 13, 2024

among

JANUARY CAPITAL HOLDCO, LLC,
as Borrower,

THE LENDERS PARTY HERETO,

MORGAN STANLEY SENIOR FUNDING, INC.,

as Administrative Agent,

and

MORGAN STANLEY & CO. LLC,

as Calculation Agent

TABLE OF CONTENTS

i

SCHEDULES

Schedule I – Commitments and Lender Information

EXHIBITS

Exhibit A – Form of Borrowing Notice

Exhibit B – Form of Officer’s Certificate

Exhibit C – Form of Security Agreement

Exhibit D – Form of Control Agreement

Exhibit E – Form of Issuer Agreement

Exhibit F – Form of Parent Representation Letter

Exhibit G – Form of Collateral Call Notice

Exhibit H-1 – U.S. Tax Compliance Certificate (For Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)

Exhibit H-2 – U.S. Tax Compliance Certificate (For Foreign Participants that are not Partnerships for U.S. Federal Income Tax Purposes)

Exhibit H-3 – U.S. Tax Compliance Certificate (For Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes)

Exhibit H-4 – U.S. Tax Compliance Certificate (For Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes)

Exhibit I – [Reserved]

Exhibit J – Form of Prepayment Notice

Exhibit K – Form of Assignment and Assumption

This MARGIN LOAN AGREEMENT dated as of September 13, 2024 (as it may be amended or modified from time to time, this “Agreement”), among January Capital Holdco, LLC, a Delaware limited liability company, as Borrower (“Borrower”), each Lender as set forth on Schedule I and each other lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), Morgan Stanley Senior Funding, Inc., as Administrative Agent, and Morgan Stanley & Co. LLC, as Calculation Agent.

Borrower has requested that Lenders make loans to it on the Closing Date in an aggregate principal amount (excluding interest paid in kind) not exceeding the aggregate Initial Commitments (as hereinafter defined), and Lenders are prepared to make such loans upon the terms and subject to the conditions set forth in this Agreement. In addition, Borrower is permitted to request that new or existing Lenders make loans to it on any Subsequent Advance Date in an aggregate principal amount (excluding interest paid in kind) not exceeding the Maximum Subsequent Advance Amount, subject to the agreement of each such Lender and the terms and conditions set forth in this Agreement.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

Article 1
Definitions And Accounting Terms

Section 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Accelerating Lender” means any Lender that has terminated its Commitment and accelerated any Advances owing to it pursuant to Section 7.01; provided that, if an Event of Default of the type specified in Section 7.01(f) has occurred and the Advances of all Lenders have automatically become due, each Lender shall be considered an “Accelerating Lender” hereunder.

“Acceptable Collateral” means any of the following assets of Borrower, if (x) held in or credited to any Collateral Account (except that Collateral Units and Collateral B Shares need not be held in or credited to any Collateral Account) subject to a first priority Lien under the applicable Security Agreement and (y) the Collateral Requirement has been satisfied with respect thereto:

(a) Cash and Cash Equivalents held in the Collateral Accounts;

(b) security entitlements in respect of Collateral A Shares, as long as:

(i) such Collateral A Shares are DTC Collateral Shares with an unrestricted CUSIP;

(ii) such Collateral A Shares and such security entitlements are not subject to (1) any Transfer Restrictions (other than Permitted

Transfer Restrictions) and, for the avoidance of doubt, are not subject to any restrictive legend (it being understood that the Issuer Agreements do not constitute “restrictive legends” for this purpose), (2) any Restrictive Conditions (other than Permitted Restrictive Conditions) or (3) any Lien (other than Permitted Liens);

(iii) in the case of Collateral A Shares constituting Additional Collateral Equity, such Collateral A Shares are held in separate sub-accounts from any other Collateral A Shares with a different Initial Pledge Date from such Collateral A Shares; and

(iv) such Collateral A Shares are duly authorized, validly issued, fully paid and non-assessable; and

(c) Collateral Units and Collateral B Shares, as long as:

(i) such Collateral Units and an equivalent number of Collateral B Shares are held in uncertificated form on the books of Opco or Pubco, respectively, and registered in the name of Borrower and are subject to a first priority Lien under the applicable Security Agreement;

(ii) the Calculation Agent has received (1) with respect to such Collateral Units, an excerpt of the Member Schedule (as defined in the Opco LLC Agreement) indicating that Borrower is the registered holder of such Collateral Units, with separate entries indicating the number of such Collateral Units pledged to each Lender and with separate entries for Collateral Units initially pledged on one date from Collateral Units initially pledged on any other date and (2) with respect to such Collateral B Shares, an account statement of the transfer agent (or a screenshot provided by the transfer agent) for the Class B Shares indicating that Borrower is the registered holder of such Collateral B Shares, with separate entries indicating the number of such Collateral B Shares pledged to each Lender and with separate entries for Collateral B Shares initially pledged on one date from Collateral B Shares initially pledged on any other date (provided that such separate entries shall not be required to be reflected in such account statement on the Closing Date);

(iii) such Collateral Units and Collateral B Shares are not subject to (1) any Transfer Restrictions (other than Permitted Transfer Restrictions) and, for the avoidance of doubt, are not subject to any restrictive legend other than the legend set forth in the Opco LLC Agreement (it being understood that the Issuer Agreements do not constitute “restrictive legends” for this purpose), (2) any Restrictive Conditions (other than Permitted Restrictive Conditions) or (3) any Lien (other than Permitted Liens);

(iv) each Issuer Agreement is in full force and effect and there has been no breach thereof by Pubco, Opco or Borrower that is continuing;

(v) in the case of Collateral Units and Collateral B Shares constituting Additional Collateral Equity, (1) each of Pubco and Opco has provided an Additional Pledge Confirmation with respect thereto and (2) such Collateral Units and Collateral B Shares constituting Additional Collateral Equity are separately identifiable from any other Collateral Units and Collateral B Shares with a different Initial Pledge Date from such Collateral Units and Collateral B Shares constituting Additional Collateral Equity; and

(vi) such Collateral Units and Collateral B Shares are duly authorized, validly issued, fully paid and non-assessable; and

(d) any Other Acceptable Collateral.

“Acceptable Letter of Credit Issuer” means, at any time, a financial institution organized under the laws of the United States (or a United States branch of a financial institution organized under the laws of another jurisdiction) whose (a) senior unsecured unsubordinated indebtedness is rated at least A3 by Moody’s and A- by S&P and (b) combined capital, surplus and undivided profits is not less than $500,000,000, in each case, at such time.

“Act” has the meaning specified in Section 10.15.

“Activities” has the meaning specified in Section 9.02(b).

“Additional Collateral Equity” means any Collateral Equity that is initially pledged under an applicable Security Agreement on a date after the Closing Date. For the avoidance of doubt, any Redemption Collateral A Shares issued upon redemption of Collateral Units not constituting Additional Collateral Equity shall not be considered Additional Collateral Equity.

“Additional Pledge Confirmation” means, in connection with the pledge of any Collateral Units and Collateral B Shares constituting Additional Collateral Equity, (a) a Common Units Pledge Instruction Letter (as defined in the Issuer Agreements) with respect to such Collateral Units signed by Opco and (b) a Class B Pledge Instruction Letter (as defined in the Issuer Agreements) with respect to such Collateral B Shares signed by Pubco.

“Additional Terms Letter” means that certain letter, dated as of the date hereof, among the Borrower, the Administrative Agent, the Calculation Agent and Lenders.

“Adjustment Determination Date” means, in respect of any Facility Adjustment Event or Potential Facility Adjustment Event, the date on which Calculation Agent has notified Borrower of (i) the adjustments that will be made to the terms of the Margin Loan Documentation on account thereof or (ii) its determination that no such adjustments under Section 10.01 are necessary.

“Adjustment Determination Period” means the period beginning on, and including, the date on which a Facility Adjustment Event or Potential Facility Adjustment Event occurs and ending on, and including, the earlier of (i) the related Adjustment Determination Date and (ii) the fifth Business Day following such occurrence.

“Administrative Agent” means Morgan Stanley Senior Funding, Inc., in its capacity as administrative agent under any of the Margin Loan Documentation, or any successor administrative agent hereunder (including, without limitation, any successor appointed under Section 9.09), subject to Section 2.13.

“Advance” has the meaning specified in Section 2.01.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliated Lender” has the meaning specified in Section 10.07(a).

“Agent” means each of Administrative Agent and Calculation Agent.

“Agented Lender” means any Lender who has taken an Advance hereunder by assignment, but has not yet entered into Security Agreements and Control Agreements with respect to the Collateral securing the Obligations owing to it. Any reference in the Margin Loan Documentation to the Applicable Lender with respect to an Agented Lender shall be to the Lender who assigned an Advance to such Agented Lender, and vice versa.

“Agent’s Group” has the meaning specified in Section 9.02(b).

“Agreement” means this Margin Loan Agreement.

“Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977, as amended, and all rules or regulations promulgated thereunder, and the U.K. Bribery Act of 2010 and any similar laws or regulations relating to bribery or corruption applicable to Borrower.

“Applicable Credit” has the meaning specified in Section 2.06(d)(v).

“Applicable Lender” means any Lender other than an Agented Lender.

“Applicable Margin” has the meaning specified in the Additional Terms Letter.

“Applicable Percentage” means, subject to Section 2.13, with respect to any Lender at any time, (a) the aggregate principal amount of such Lender’s Advances divided by (b) the aggregate principal amount of the Advances owed to all Lenders, calculated to nine decimal places; provided that, prior to the Closing Date, “Applicable Percentage” means, with respect to any Lender, (x) such Lender’s Commitment divided by (y) the aggregate Commitments of all Lenders.

“Applicable Rate” means (a) with respect to any Base Rate Advance, the Base Rate plus the Applicable Margin and (b) with respect to any SOFR Advance and any Calculation Period, Term SOFR for such Calculation Period plus the Applicable Margin.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an eligible assignee (with the consent of any party whose consent is required by Section 10.07), and accepted by Administrative Agent, in substantially the form of Exhibit K or any other form approved by Administrative Agent.

“Attributable Debt” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Authorized Representative” means, as applied to any Person, any authorized signatory or Responsible Officer appointed or designated in accordance with such Person’s Organization Documents.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bankruptcy Action” means any of the following, with respect to any Person: (a) to institute any proceedings to adjudicate such Person as bankrupt or insolvent, (b) to institute or consent to the institution of bankruptcy, reorganization or insolvency proceedings against such Person or file a bankruptcy petition or any other petition seeking, or consenting to, reorganization or relief with respect to such Person under any Debtor Relief Law, (c) to file or consent to a petition seeking liquidation, reorganization, dissolution, winding up or similar relief with respect to such Person, (d) to consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or conservator (or other similar official) of such Person or any part of its property, (e) to make any assignment for the benefit of such Person’s creditors, (f) to cause such Person to admit in writing its inability to pay its debts, or (g) to take any action in furtherance of any of the foregoing.

“Bankruptcy Code” means the United States Bankruptcy Code.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% and (c) Term SOFR for a one-month period in effect on such day plus 1.0%. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or Term SOFR shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively. In the event that the Base Rate is below zero at any time during the term of this Agreement, it shall be deemed to be zero until it exceeds zero again. The Base Rate on any day that is not a Business Day shall be the Base Rate in effect on the immediately preceding Business Day.

“Base Rate Advance” means an Advance that bears interest based on the Base Rate.

“Base Rate Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Basel III” means, collectively, those certain agreements on capital and liquidity standards contained in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems,” “Basel III: International Framework for Liquidity Risk Measurement, Standards and Monitoring,” and “Guidance for National Authorities Operating the Countercyclical Capital Buffer,” each as published by the Basel Committee on Banking Supervision in December 2010 (as revised from time to time), and “Basel III: The Liquidity Coverage Ratio and Liquidity Risk Monitoring Tools,” as published by the Basel Committee on Banking Supervision in January 2013 (as revised from time to time).

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.15(a).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by Administrative Agent and Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Administrative Agent and Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities at such time; provided that such adjustment shall not be in the form of an increase of the Applicable Margin.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder in accordance with Section 2.15(a) and ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder in accordance with Section 2.15(a).

“Beneficial Ownership Certification” means, for a “legal entity customer” as (such term is defined in the Beneficial Ownership Regulation), a certification regarding beneficial ownership to the extent required by the Beneficial Ownership Regulation, which certification shall be substantially similar in substance to the form of Certification Regarding Beneficial owners of Legal Entity Customers included as Appendix A to the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Bilateral Terms” has the meaning specified in Section 10.19.

“Board of Directors” means, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person or any committee thereof duly authorized to act on behalf of such board, (b) in the case of any limited liability company, the board of managers, board of directors, manager or managing member of such Person or the functional equivalent of the foregoing, (c) in the case of any partnership, the board of directors, board of managers, manager or managing member of a general partner of such Person or the functional equivalent of the foregoing and (d) in any other case, the functional equivalent of the foregoing. In addition, the term “director” means a director or functional equivalent thereof with respect to the relevant Board of Directors.

“Borrower” has the meaning specified in the preamble hereto.

“Borrower Financial Statements” means, at any time, the financial statements of Borrower most recently delivered under Section 5.01.

“Borrowing Notice” means a request for Advances substantially in the form attached as Exhibit A hereto.

“Business Day” means any day on which commercial banks are open for business in New York City, United States; provided, however, that, when used in connection with any interest rate setting for a Term SOFR Advance, the term “Business Day” shall mean a U.S. Government Securities Business Day.

“Calculation Agent” means Morgan Stanley & Co. LLC, or any successor calculation agent hereunder (including, without limitation, any successor appointed under Section 9.09), acting in accordance with Section 10.18, subject to Section 2.13.

“Calculation Period” has the meaning specified in the Additional Terms Letter.

“Capital Stock” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

“Cash” means all cash in Dollars at any time and from time to time deposited or to be deposited in the Collateral Accounts.

“Cash Equivalents” means any readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States having a maturity of not greater than 12 months from the date of issuance thereof.

“Change in Law” means the occurrence, after the date of this Agreement, of (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender (or, for purposes of Section 2.07(b), by any lending office of any Lender or by any Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and all rules, regulations or directives thereunder or issued in connection therewith relating to capital and liquidity requirements and (y) all rules, regulations or directives issued pursuant to Basel III, shall be deemed to have been introduced or adopted after the date hereof, regardless of the date enacted, adopted or issued; provided further that if any Lender determines, as a result of the foregoing, a Change in Law has occurred, such Lender shall only request compensation from Borrower under Section 2.07 herein to the extent such Lender makes the same request under comparable credit agreements for margin lending transactions secured by common shares with other borrowers similarly situated to Borrower.

“Change of Control” means, with respect to Borrower, Pubco or Opco, any event or transaction, or series of related events or transactions, the result of which is that (i) in the case of Borrower, (x) Parent ceases to hold and control 100% of the voting equity of Borrower directly or indirectly or (y) Silver Lake Entities cease to hold and control a majority of the voting power of Parent directly or indirectly, (ii) in the case of Pubco, a “person” or “group,” excluding Parent and its Subsidiaries, becomes the “beneficial owner” of more than 50% of its voting equity or (iii) in the case of Opco (x) Pubco ceases to be the sole managing member of Opco or (y) a “person” or “group,” excluding Parent and its Subsidiaries and Pubco, becomes the “beneficial owner” of more than 50% of its voting equity (all within the meaning of Section 13(d) of the Exchange Act and the rules promulgated thereunder); provided, that the consummation of the Wildcat Transaction shall not constitute a Change of Control unless it results in Silver Lake Entities holding less 50% of the voting equity of Parent.

“Charges” has the meaning specified in Section 10.16.

“Class A Shares” means the shares of Class A common stock, par value $0.00001 per share, of Pubco.

“Class B Shares” means the shares of Class B common stock, par value $0.00001 per share, of Pubco.

“Closing Date” means the first date on which each of the conditions precedent to the Initial Advances in Section 4.01 has been satisfied or waived in accordance therewith.

“Closing Sale Price” means, on any Scheduled Trading Day, the closing sale price (or if no closing sale price is reported, the average of the last bid and ask prices or, if more than one in either case, the average of the last bid and the last ask prices, in each case, at the scheduled closing time) per Class A Share as reported by the Exchange.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all Shares (and security entitlements in respect thereof), Units, Cash, Cash Equivalents and other personal property over which Liens are purported to be granted under the Security Agreements.

“Collateral A Shares” means any Class A Shares held in or credited to any Collateral Account.

“Collateral Accounts” means each of the “Collateral Accounts” specified in the Security Agreements.

“Collateral B Shares” means any Class B Shares pledged by Borrower and subject to a first priority Lien (subject to Permitted Liens) under a Security Agreement.

“Collateral Call Notice” has the meaning specified in Section 2.06(c).

“Collateral Call Notice Deadline” has the meaning specified in the Additional Terms Letter.

“Collateral Equity” means, collectively, any Collateral Shares and Collateral Units.

“Collateral Requirement” means, at any time, that all steps required under applicable Law, if any, or reasonably requested by any Applicable Lender shall have been taken to ensure that each Security Agreement in favor of such Applicable Lender creates a valid, first priority, Lien (subject only to Permitted Liens) on all the Collateral that is perfected by (i) control (within the meaning of the UCC), to the extent such Collateral is capable of perfection by control under the UCC or (ii) filing, to the extent such Collateral is not capable of perfection by control under the UCC.

“Collateral Shares” means, collectively, any Collateral A Shares and Collateral B Shares.

“Collateral Shortfall” means, on any date, that the LTV Ratio is greater than the LTV Margin Call Level; provided that, for the purpose of determining whether a Collateral Shortfall has occurred on the first Scheduled Trading Day following the delivery of a Collateral Call Notice relating to a Collateral Shortfall that has not yet been cured, the LTV Ratio shall be determined (x) if Borrower has not notified Calculation Agent by the Cure Notice Deadline that it intends to cure all or a portion of the uncured Collateral Shortfall by way of an Equity Cure, as if the amount of Cash necessary to cure such Collateral Shortfall were subtracted from “Net Obligations” or (y) if Borrower has notified Calculation Agent by the Cure Notice Deadline that it intends to cure all or a portion of the uncured Collateral Shortfall by way of an Equity Cure, as if the amount of Additional Collateral Equity required to cure such Collateral Shortfall in full by way of an Equity Cure (or, if less, the amount of Additional Collateral Equity specified in such notice to Calculation Agent) were included in determining the Share Collateral Value or Unit Collateral Value, as applicable, on such Scheduled Trading Day and, if the amount of Additional Collateral Equity specified in such notice to Calculation Agent is not sufficient to cure such Collateral Shortfall in full by way of an Equity Cure, as if the amount of Cash necessary to cure such Collateral Shortfall (after giving effect to such Additional Collateral Equity) were subtracted from “Net Obligations”. A Collateral Shortfall shall be considered “cured” at the time that Borrower causes the LTV Ratio (determined based on the Reference Price as in effect on the date that the Collateral Shortfall occurred, including with respect to any Additional Collateral Equity posted or pledged in connection with an Equity Cure) to be less than or equal to the LTV Maintenance Level pursuant to clause (i), (ii) and/or (iii) of Section 2.06(c).

“Collateral Units” means any Units pledged by Borrower and subject to a first priority Lien (subject to Permitted Liens) under a Security Agreement.

“Commitment” means an Initial Commitment or a Subsequent Commitment, as the context may require.

“Communication” has the meaning specified in Section 5.06.

“Competitor” has the meaning specified in the Additional Terms Letter.

“Concurrent” means, with respect to any release of Collateral from the Collateral Account of any Applicable Lender or from the Lien under the Security Agreement of such Applicable Lender pursuant to Section 2.06(d) and any deposit or crediting of Cash or Cash Equivalents into the Collateral Account of such Applicable Lender and/or prepayment of the Advances owing to such Applicable Lender (including any Agented Lender with respect to such Applicable Lender), that either (i) such deposit, crediting or prepayment is made into such Collateral Account on a delivery versus payment basis against such release or (ii) the Cash or Cash Equivalents with which such deposit, crediting or prepayment is made constitute Proceeds (as defined in the Security Agreements) of such released Collateral with respect to which such

Applicable Lender has a perfected, first-priority security interest (subject to Permitted Liens) under the relevant Security Agreement.

“Confidentiality Agreements” means those certain Confidentiality Agreements entered into between Borrower and a Lender (or an Affiliate of a Lender) on or about September 12, 2024 (or such later date with respect to any Confidentiality Agreement entered into in connection with Section 7.02(b)).

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Calculation Period” or any similar or analogous definition, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.07(f) and other technical, administrative or operational matters) that Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by Administrative Agent in a manner substantially consistent with market practice (or, if Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement); provided that such changes shall be subject to the consent of Borrower, such consent not to be unreasonably withheld.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreements” means those certain Account Control Agreements, in each case, dated as of the Closing Date (or any later date on which any Person becomes an Applicable Lender), among Borrower, Custodian and an Applicable Lender, substantially in the form of Exhibit D.

“Cure Notice Deadline” has the meaning specified in Section 2.06(c).

“Cure Time” has the meaning specified in the Additional Terms Letter.

“Custodian” means Deutsche Bank Trust Company Americas, or any successor appointed by Borrower with the consent of each Applicable Lender.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Delisting” means that the Exchange announces that pursuant to the rules of the Exchange, the Class A Shares have ceased or will cease to be listed, traded or publicly quoted on the Exchange for any reason, and no other Designated Exchange has announced that it has accepted the Class A Shares for listing, trading or quotation, which shall be effective contemporaneously with, or prior to, such cessation.

“Designated Exchange” means any of The New York Stock Exchange, The Nasdaq Global Market or The Nasdaq Global Select Market, or (in each case) any successor thereto.

“Disrupted Day” means any Scheduled Trading Day on which due to any failure of the Exchange to open for trading during its regular trading session or the occurrence or existence of a Market Disruption Event or otherwise, Calculation Agent is unable to determine the Closing Sale Price.

“Dollars” and “$” mean the lawful money of the United States.

“DTC” means The Depository Trust Company or its successor.

“DTC Collateral Shares” means Class A Shares that are registered in the name of DTC or its nominee, maintained in the form of book entries on the books of DTC, and are allowed to be settled through DTC’s regular book-entry settlement services.

“Early Closure” means the closure on any Scheduled Trading Day of the Exchange prior to its scheduled closing time for such day.

“EEA Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Information” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of Borrower pursuant to any Margin Loan Documentation or the transactions contemplated therein which is distributed to any Agent or any Lender by means of electronic communications pursuant to Section 10.02(d), including through the Platform.

“Eligible Letter of Credit” means, at any time, an irrevocable letter of credit issued to an Applicable Lender by a Person that is, at such time, an Acceptable Letter of Credit Issuer in a stated amount of not less than $10 million (provided that such Acceptable Letter of Credit Issuer has not provided to any Applicable Lender an aggregate stated amount of Eligible Letters of Credit hereunder that exceeds the product of (x) the aggregate Applicable Percentage of such Applicable Lender and any relevant Agented Lender and (y) $250 million) and which (i) has an initial expiration date at least 364 days after its issue date; (ii) permits drawing thereunder if not renewed, extended or replaced by the date that is 30 days prior to its expiry date; and (iii) the account party is a Person other than Borrower.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed to by, Borrower.

“Equity Cure” has the meaning specified in Section 2.06(c).

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, whether economic or non-economic, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that Person is a member; (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which that Person is a member; and (c) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which that Person, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member. Any former ERISA Affiliate of Borrower shall continue to be considered an ERISA Affiliate of Borrower within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Borrower and with respect to liabilities arising after such period for which Borrower could be liable under the Code or ERISA.

“Erroneous Payment” has the meaning specified in Section 9.10(a).

“Erroneous Payment Deficiency Assignment” has the meaning specified in Section 9.10(d).

“Erroneous Payment Impacted Class” has the meaning specified in Section 9.10(d).

“Erroneous Payment Return Deficiency” has the meaning specified in Section 9.10(d).

“Erroneous Payment Subrogation Rights” has the meaning specified in Section 9.10(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time

“Event of Default Notice” has the meaning specified in Section 7.01.

“Events of Default” has the meaning specified in Section 7.01.

“Exchange” means The New York Stock Exchange or its successor or, if not listed for trading on such exchange, the Designated Exchange that is the primary trading market for the Class A Shares.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Business Day” means any day on which the Exchange is open for trading during its regular trading session, notwithstanding the Exchange closing prior to its scheduled closing time.

“Exchange Disruption” means any event that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, the Class A Shares on the Exchange on any Scheduled Trading Day as determined by Calculation Agent, or the inability of Calculation Agent, on account of a trading suspension or otherwise, to determine the Reference Price of the Class A Shares by reference to transactions or bid or ask prices for the Class A Shares on the Exchange on any Scheduled Trading Day.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Lender or Agent or required to be withheld or deducted from a payment to a Lender or Agent: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Lender or Agent being organized under the laws of, having its principal office or, in the case of a Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Advance or Commitment or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.08, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in an Advance or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Lender’s or Agent’s failure to comply with Section 2.08(e) and (d) any withholding Taxes imposed under FATCA.

“Existing Restrictive Conditions” means any Restrictive Condition set forth in the Opco LLC Agreement, the Governance Agreement and the Registration Rights Agreement, in each case, as modified by the Issuer Agreements.

“Existing Transfer Restrictions” means Transfer Restrictions on the Collateral Equity (i) on account of the fact that Borrower is an “affiliate” of Pubco and Opco within the meaning of Rule 144; (ii) on account of the fact that the Collateral Units, Collateral B Shares and any Redemption Collateral A Shares (but not any other Collateral A Shares) are “restricted securities” within the meaning of Rule 144, with a holding period for purposes of Rule 144(d), with respect to each Applicable Lender, that began no later than the applicable Initial Pledge Date; and (iii) as set forth in the Opco LLC Agreement, the Governance Agreement and the Registration Rights Agreement, in each case, as modified by the Issuer Agreements.

“Extended MDE Day” means each Disrupted Day beginning on, and including, the third consecutive Disrupted Day.

“Extraordinary Distribution” means any dividend, issuance or distribution by Pubco or Opco of cash, securities or property to holders of Shares or Units other than an Ordinary Cash Dividend or a Spin-off to the extent, as of such date of distribution, the aggregate amount of all such dividends, issuances or distributions for the 12-month period prior to such dividend, issuance or distribution exceeds five percent (5%) of the then-market cap of Pubco (measured immediately prior to the ex-dividend date for the relevant dividend, issuance or distribution).

“Facility” means the credit facility contemplated by this Agreement.

“Facility Adjustment Event” has the meaning specified in the Additional Terms Letter.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into to implement such Sections of the Code, and any laws, rules and practices adopted by a non-U.S. jurisdiction to effect any such intergovernmental agreement.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the NYFRB, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Floor” means a rate of interest equal to 0.00%.

“Foreign Lender” means a Lender that is not a U.S. Person.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Free Float” means, as of any date of determination, the number of Class A Shares equal to (i) the total number of Class A Shares then issued and outstanding minus (ii) the total number of Class A Shares “beneficially owned” within the meaning of Rule 13d-3 under the Exchange Act or otherwise held, without duplication, and only to the extent reflected in the total number of Class A Shares then issued and outstanding in clause (i), by (a) any officer or director of Pubco or Opco, (b) Parent or any of its Affiliates, (c) Borrower or any of its Affiliates or (d) any “person” or “group” that “beneficially owns” (in each case within the meaning of Section 13(d) of the Exchange Act) more than 10% of the total Class A Shares issued and outstanding (excluding (1) any “person” or “group” that is an institutional investment manager within the meaning of Section 13(f) of the Exchange Act or (2) any “person” or “group” that has disclosed its holdings of Class A Shares on a Schedule 13G), as determined by Calculation Agent by reference to any publicly available information issued by Pubco, any publicly available filings with, or order, decree, notice or other release or publication of, any Governmental Authority and/or any other publicly available information Calculation Agent reasonably deems relevant. For purposes of clause (ii) above, any Long Position relating to Class A Shares held by any

“person” or “group” (within the meaning of Section 13(d) of the Exchange Act) shall be deemed to be “beneficial ownership” of the full number of Class A Shares underlying such Long Position; provided that, for the avoidance of doubt, for purposes of clause (ii) above, Class A Shares that are “beneficially owned” by more than one officer, director, “person” or “group” shall be included only once in determining the total number of Class A Shares “beneficially owned” by all officers, directors, “persons” and “groups”.

“Funding Account” means, for any Advances, that certain account that is designated by Borrower and provided to Administrative Agent in the Borrowing Notice delivered by Borrower in connection with such Advances. For the avoidance of doubt, funding to the Funding Account as designated by Borrower in the Borrowing Notice shall be full and unconditional authorization by Borrower to fund to such account in full satisfaction of each Lender’s obligation to make the Advances to Borrower as set forth herein.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governance Agreement” mean that certain Governance Agreement dated as of September 12, 2023, among Parent, certain subsidiaries of Parent, Opco, Pubco and Vincent K. McMahon, in the form publicly filed by Pubco as of the date hereof.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (v) as an applicant in respect of any letter of credit or letter of credit guaranty issued to support such Indebtedness, or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “guarantee” as a verb has a corresponding meaning.

“Indebtedness” means, as to any Person as of any date of determination, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP, (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) all direct or contingent payment obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (c) net payment or delivery obligations of such Person under any Swap Contract; (d) all payment obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than ninety (90) days after the date on which such trade account payable was created); (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; (f) capital leases and Synthetic Lease Obligations; (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and (h) all guarantees of such Person in respect of any of the foregoing. For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Debt in respect thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Margin Loan Documentation and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.11.

“Initial Advance” has the meaning specified in Section 2.01(a).

“Initial Commitment” means, with respect to each Lender, the commitment of such Lender, subject to the terms and conditions set forth herein, to make the Initial Advances hereunder on the Closing Date, as set forth on Schedule I hereto, subject to reduction pursuant to Section 2.01(a). As of the date hereof, the aggregate amount of the Initial Commitments is $175,000,000.

“Initial LTV Level” has the meaning specified in the Additional Terms Letter.

“Initial Pledge Date” means, with respect to any Collateral Equity, the date on which such Collateral Equity is initially pledged under an applicable Security Agreement; provided that the Initial Pledge Date with respect to any Redemption Collateral A Shares shall be deemed to be the same as that of the Collateral Units in respect of which such Redemption Collateral A Shares were issued.

“Insolvency Event” means, with respect to any Person, (i) the voluntary or involuntary liquidation, bankruptcy, insolvency, dissolution or winding-up of, or any analogous proceeding affecting, such Person, (ii) such Person institutes or has instituted against it by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organization or the jurisdiction of its head or home office, or consents to, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights with respect to such Person, or any other petition is presented by any such Person or any creditor of such Person or any Governmental Authority for such Person’s liquidation, bankruptcy, insolvency, dissolution or winding-up, or (iii) the occurrence of any event of the type set forth in Section 7.01(f) (with references therein to “Borrower” being deemed replaced by references to such Person).

“Interest Payment Date” has the meaning specified in the Additional Terms Letter.

“IRS” means the United States Internal Revenue Service.

“ISDA Canadian Jurisdictional Module” has the meaning specified in Section 10.19.

“Issuer Agreement” means each of the Issuer and Control Agreements, in each case, dated as of the Closing Date (or any other date on which any Person that becomes an Applicable Lender pursuant to Section 10.07(a) enters into an Issuer Agreement), executed by Pubco, Opco, Borrower and a Lender, substantially in the form of Exhibit E.

“Issuer Share Repurchase” means a repurchase by Pubco or any Subsidiary thereof (including Opco) of Shares or Units, whether the consideration is cash, securities or otherwise, if the aggregate amount of Shares or Units so repurchased after the date hereof exceeds $1,000,000,000, but excluding repurchases from Parent, Borrower and their Affiliates to the extent that such repurchases do not result in any reduction in the Free Float and excluding any exercise of the Redemption Right.

“Issuer Trading Suspension” means the occurrence of five consecutive Disrupted Days.

“Judgment Currency” has the meaning specified in Section 10.14.

“Law” means, with respect to any Person, collectively, all international, foreign, U.S. federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case that is applicable to such Person or such Person’s business or operation and whether or not having the force of law.

“Lender” has the meaning specified in the preamble hereto, subject to Section 2.13.

“Lender Appointment Period” has the meaning specified in Section 9.06.

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any instrument or arrangement having substantially the same economic effect as any of the foregoing).

“Long Position” means, with respect to shares of any type, any over-the-counter derivative instrument entered into with, or security or structured note issued by, a bank, dealer or other financial institution that, in each case, can reasonably be expected to hedge its equity price risk with respect to such shares, that is (i) a “call equivalent position” within the meaning of Rule 16a-1(b) of the Exchange Act, including any of the foregoing that would have been a “call equivalent position” but for the exclusion in Rule 16a-1(c)(6) of the Exchange Act, or (ii) otherwise constitutes an economic long position in respect of such shares, in each case as determined by Calculation Agent by reference to any publicly available information issued by Pubco, any publicly available filings with, or order, decree, notice or other release or publication of, any Governmental Authority and/or any other publicly available information Calculation Agent reasonably deems relevant.

“LTV Cash Release Level” has the meaning specified in the Additional Terms Letter.

“LTV Equity Release Level” has the meaning specified in the Additional Terms Letter.

“LTV Maintenance Level” has the meaning specified in the Additional Terms Letter.

“LTV Margin Call Level” has the meaning specified in the Additional Terms Letter.

“LTV Ratio” means, as of any date of determination, the quotient (expressed as a percentage) of (i) the Net Obligations as of such date, divided by (ii) the sum of (a) the Share Collateral Value on such date, (b) the Unit Collateral Value on such date and (c) the product, for each type of Other Acceptable Collateral, of (1) 100% less the applicable Other Acceptable Collateral Haircut and (2) the aggregate fair market value of the Other Acceptable Collateral of such type, as determined by Calculation Agent, on such date.

“LTV Tax Release Level” has the meaning specified in the Additional Terms Letter.

“Mandatory Prepayment Event” has the meaning specified in the Additional Terms Letter.

“Mandatory Prepayment Event Notice” has the meaning specified in Section 2.06(b).

“Mandatory Prepayment Event Notice Deadline” has the meaning specified in the Additional Terms Letter.

“Margin Loan Documentation” means, collectively, this Agreement, the Security Agreements, the Control Agreements, the Issuer Agreements, the Parent Representation Letter and each agreement or instrument delivered pursuant to the foregoing or the Collateral Requirement.

“Margin Regulations” means Regulation U or X, as applicable.

“Market Disruption Event” means an Early Closure, an Exchange Disruption or a Trading Disruption, in each case, which Calculation Agent determines is material.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, liabilities and financial condition of Borrower, (b) the ability of Borrower to perform any of its monetary obligations under the Margin Loan Documentation, (c) the Collateral, the Lenders’ Liens on the Collateral or the priority of such Liens, or (d) the rights of or benefits available to Lenders under the Margin Loan Documentation.

“Material Nonpublic Information” means information regarding Pubco or Opco and its Subsidiaries that is not generally available to the public that a reasonable investor would likely consider important in deciding whether to buy, sell or hold Shares or Units.

“Material Status Change” means an amendment to Pubco’s or Opco’s Organization Documents, entry into a new agreement or modification to an existing agreement, or any other event or condition, in each case, that imposes a new Transfer Restriction or Restrictive Condition or modifies an Existing Transfer Restriction or Existing Restrictive Condition on the Shares or Units if, in any such case, Calculation Agent determines that such imposition or modification would materially affect the exercise of the Redemption Right with respect to Common Units or the issuance and delivery of Class A Shares in connection therewith or there is a material risk that such imposition or modification would (i) materially reduce the amount of proceeds an Applicable Lender would realize upon a foreclosure on the Shares or Units, (ii) materially delay the ability of an Applicable Lender to realize such proceeds upon a foreclosure on the Shares or Units or (iii) materially limit (a) the remedies that would be available to an Applicable Lender following an Event of Default, (b) the type of potential purchasers that are permitted to purchase Shares or Units, or (c) the number of Shares or Units that any potential purchasers would be permitted to purchase (in each case, after giving effect to the terms of the Margin Loan Documentation, including, without limitation, Section 7 of the Security Agreements).

“Maximum LC Draw Amount” has the meaning specified in Section 2.06(e).

“Maximum Loan Value of the Applicable Collateral” means, with respect to any Applicable Lender and any requested release of Collateral pursuant to Section 2.06(d), the sum of (i) 50% multiplied by the product of (a) the aggregate number of Collateral A Shares that constitute Acceptable Collateral and are held in or credited to the Collateral Account that has been pledged to such Applicable Lender on the date of such requested release (the “Release Date”) after giving effect to such requested release and (b) the Closing Sale Price (or, if there is no Closing Sale Price, Calculation Agent’s reasonable estimate of the market value of one Class A Share as of the close of business) on the Scheduled Trading Day immediately preceding the Release Date plus (ii) 100% of the face amount of all Cash constituting Acceptable Collateral and held in or credited to such Collateral Account on the Release Date after giving effect to such requested release and any Concurrent deposit or crediting of Cash into such Collateral Account plus (iii) the “good faith loan value” (within the meaning of Regulation U) of any other Acceptable Collateral held in or credited to such Collateral Account or pledged to such Applicable Lender on the Release Date, as determined by Calculation Agent on the Release Date, after giving effect to such requested release and any Concurrent deposit or crediting of Cash Equivalents into such Collateral Account.

“Maximum Rate” has the meaning specified in Section 10.16.

“Maximum Subsequent Advance Amount” has the meaning specified in the Additional Terms Letter.

“Merger Event” means any transaction or event, or series of related transaction(s) and/or event(s), that is, or results in, or would, if consummated, result in, (i) a reclassification or change of the Shares or Units that results in a transfer of or an irrevocable commitment to transfer all of the Shares or Units outstanding (excluding the Units held by Pubco) to another Person, (ii) (A) a consolidation, amalgamation, merger or binding share exchange of Pubco or Opco with or into, or a sale or other disposition of all or substantially all of Pubco’s or Opco’s consolidated assets to, another Person (other than a consolidation, amalgamation, merger or binding share exchange in which Pubco or Opco is the continuing Person and the Shares and Units are not exchanged for, or converted into, any other securities or property), or (B) any acquisition or similar transaction (including pursuant to a consolidation, amalgamation, merger or binding share exchange) by Pubco, Opco or any of their respective Subsidiaries, excluding (a) any transaction between Pubco and any of its wholly-owned Subsidiaries, between Opco and any of its wholly-owned Subsidiaries or among any such wholly-owned Subsidiaries and (b) any transaction for which (x) Pubco, Opco or the relevant Subsidiary is the continuing Person and the Shares and Units are not exchanged for, or converted into, any other securities or property, and (y) the enterprise value of the Person or Persons being acquired (or, in the case of an acquisition of assets, the fair market value thereof) is less than 50% of the enterprise value of Pubco, in each case, as of the date on which the transaction is announced, as determined by Calculation Agent or (iii) a takeover offer, tender offer, exchange offer, solicitation, proposal or other event by any Person in which such Person purchases or obtains, or, if such transaction or event were consummated, would purchase or obtain, 100% of the outstanding Class A Shares of Pubco (other than such Class A Shares owned or controlled by such other Person), in each case, as reasonably determined by Calculation Agent; provided that any merger of Pubco or Opco solely for the purpose, and with the sole effect, of changing its jurisdiction of incorporation, that results in a reclassification, conversion or exchange of outstanding Shares or Units, as applicable, solely into shares of common stock or common units of limited liability company or limited partnership interest, as applicable, of the surviving entity shall not be a Merger Event.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Net Obligations” means, as of any date of determination, the Total Accrued Loan Amount on such date less the sum of (i) the face amount of all Cash credited to the Collateral Accounts on such date, (ii) 99% of the aggregate fair market value of Cash Equivalents constituting Acceptable Collateral on such date, as determined by Calculation Agent, and (iii) 99% of the aggregate amount available to be drawn under any Eligible Letters of Credit that have been provided to the Applicable Lenders.

“Net PIK Amount” means, initially, zero Dollars, (i) as increased, from time to time, by the aggregate amount of any interest paid in kind pursuant to clause (i) of the proviso in the first sentence of Section 2.03(a), and (ii) as reduced from time to time, but not below zero Dollars, by the aggregate amount of any prepayment of principal pursuant to Section 2.06(a).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” means all Advances to, and all debts, liabilities, obligations, covenants, indemnifications, and duties of, Borrower arising under any Margin Loan Documentation or otherwise with respect to the Advances, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against Borrower of any proceeding under any Debtor Relief Laws naming Borrower as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding

“Opco” means TKO Operating Company, LLC, a Delaware limited liability company.

“Opco LLC Agreement” means that certain Fourth Amended and Restated Limited Liability Company Agreement of TKO Operating Company, LLC dated as of September 12, 2023, in the form publicly filed by Pubco as of the date hereof.

“Ordinary Cash Dividend” means any dividend designated as such by Pubco’s board of directors and any regular periodic distribution by Opco in respect of Units.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization, and the limited liability company agreement or operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Acceptable Collateral” means any Collateral that does not constitute Acceptable Collateral pursuant to clause (a), (b) or (c) of the definition thereof, and is satisfactory to Calculation Agent in its sole discretion (subject to Section 9.08).

“Other Acceptable Collateral Haircut” means a commercially reasonable discount to the value of any Other Acceptable Collateral, determined by Calculation Agent (subject to Section 9.08), taking into account any applicable Transfer Restrictions, liquidity, volatility and other factors that Calculation Agent deems appropriate, expressed as a percentage.

“Other Connection Taxes” means, with respect to any Lender or Agent, Taxes imposed as a result of a present or former connection between such Lender or Agent and the jurisdiction imposing such Tax (other than connections arising from such Lender or Agent having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Margin Loan Documentation, or sold or assigned an interest in any Advance or Margin Loan Documentation).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Margin Loan Documentation, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Parent” means Endeavor Operating Company, LLC, a Delaware limited liability company.

“Parent Representation Letter” means the Parent Representation Letter, dated as of the Closing Date, by Parent in favor of the Lenders from time to time party hereto, substantially in the form set forth in Exhibit F hereto.

“Participant” has the meaning specified in Section 10.07(c).

“Participant Register” has the meaning specified in Section 10.07(c).

“Payment Recipient” has the meaning specified in Section 9.10(a).

“Pension Plan” means any employee benefit plan that is subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed to by, Borrower or any of its ERISA Affiliates.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted Assignee” has the meaning specified in the Additional Terms Letter.

“Permitted Liens” means (a) Liens imposed by Law for Taxes that are not yet due or that are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been made in accordance with GAAP (provided that any such Lien referred to in this clause (a) is junior to the Liens granted pursuant to the Security Agreements and the Control Agreements), (b) Liens granted to the Applicable Lenders or Custodian pursuant to the Security Agreements and Control Agreements, (c) Liens routinely imposed on all securities by Custodian, to the extent permitted under the Control Agreements and (d) with respect to any deposit account of Borrower that does not constitute, or contain, Collateral, any customary Lien in favor of the depositary bank.

“Permitted Lock-Up Agreement” means any lock-up agreement with respect solely to transfers by Borrower entered into in connection with an underwritten offering of Class A Shares, so long as, in each case, such lock-up agreement does not in any way apply to the pledge of Collateral Shares and Collateral Units under the Security Agreements or any exercise of remedies by any Applicable Lender or its Affiliates.

“Permitted Restrictive Conditions” means (a) the Existing Restrictive Conditions, (b) any Permitted Lock-Up Agreement or Permitted Voting Agreement and (c) any other Restrictive Conditions; provided that, in the case of a Restrictive Condition under clause (c) imposed or modified by a Material Status Change, Borrower has notified Calculation Agent thereof (and, if any such Material Status Change constitutes Material Nonpublic Information, made public disclosure thereof) at least ten Business Days prior to such Material Status Change becoming effective.

“Permitted Sale Transaction” has the meaning specified in Section 2.06(d)(i)(A).

“Permitted Transfer Restrictions” means (a) the Existing Transfer Restrictions, (b) any Permitted Lock-Up Agreement and (c) any other Transfer Restrictions under Pubco’s or Opco’s Organization Documents, provided that, in the case of a Transfer Restriction under clause (c) above imposed or modified by a Material Status Change, Borrower has notified Calculation Agent thereof (and, if any such Material Status Change constitutes Material Nonpublic Information, made public disclosure thereof) at least ten Business Days prior to such Material Status Change becoming effective.

“Permitted Voting Agreement” means any voting agreement, support agreement, or similar agreement entered into in connection with any proposed or potential (x) transaction or event, or series of related transaction(s) or event(s), that would, if consummated, constitute, a Merger Event or (y) any other extraordinary transaction relating to or involving Pubco or Opco, as applicable, whether prior to or following any public announcement of the same, so long as, in each case, such agreement does not in any way restrict or impair the pledge of Collateral Shares or Collateral Units under the Security Agreements or any exercise of remedies by any Applicable Lender or its Affiliates.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan Asset Regulation” means Department of Labor Regulation 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA, as amended.

“Plan Assets” means “plan assets” within the meaning of the Plan Asset Regulation.

“Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

“Potential Facility Adjustment Event” means the announcement by any Person of any transaction or event that, if consummated, completed or effected, would constitute a Facility Adjustment Event, or of any material change therein or the termination thereof, all as determined by Calculation Agent.

“Prepayment Notice” means a notice of prepayment of Advances pursuant to Section 2.06(a) delivered by Borrower to Administrative Agent in substantially the form of Exhibit J or any other form approved by Administrative Agent in its reasonable discretion.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Administrative Agent or another financial institution designated by Administrative Agent as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro Rata Basis” means (i) for purposes of determining the allocation of Collateral of any type among the Collateral Accounts controlled by or the Liens granted to, or the allocation of Eligible Letters of Credit provided to, the Applicable Lenders, in proportion to each Applicable Lender’s Applicable Percentage (in each case, taken together with the Applicable Percentages of all Agented Lenders with respect to such Applicable Lender), (ii) for purposes of determining the allocation of interest payments among Lenders, in proportion to the interest that has accrued and remains unpaid on each Lender’s Advances and (iii) for all other purposes, in proportion to each Lender’s Applicable Percentage, subject, in each case, to rounding to the nearest Share, Unit, USD 0.01 or item or unit of other securities or property, as applicable. For the avoidance of doubt, in the context of allocating Collateral of different types among the Applicable Lenders, (a) Cash Equivalents shall be considered a different type of Collateral than Cash and (b) Collateral A Shares, Collateral B Shares and Collateral Units shall each be considered a different type of Collateral.

“Pubco” means TKO Group Holdings, Inc., a Delaware corporation.

“QFC Stay Rules” means the regulations codified at 12 C.F.R. § 252.2, §§ 252.81–8, 12 C.F.R. §§ 382.1-7 and 12 C.F.R. §§ 47.1-8, which, subject to limited exceptions, require an express recognition of the stay-and-transfer powers of the FDIC under the Federal Deposit Insurance Act and the Orderly Liquidation Authority under Title II of the Dodd Frank Wall Street Reform and Consumer Protection Act and the override of default rights related directly or indirectly to the entry of an affiliate into certain insolvency proceedings and any restrictions on the transfer of any covered affiliate credit enhancements.

“Redemption Collateral A Shares” means Class A Shares (or security entitlements in respect thereof) delivered by Pubco or Opco pursuant to an exercise of the Redemption Right by or on behalf of Borrower (including in connection with an exercise of remedies under the relevant Security Agreement) with respect to Collateral Units.

“Redemption Right” means the right of Members (as defined in the Opco LLC Agreement) to redeem Units for Class A Shares pursuant to Section 9.01 of the Opco LLC Agreement.

“Reference Price” has the meaning specified in the Additional Terms Letter.

“Register” has the meaning specified in Section 2.10(b).

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of September 12, 2023, among, inter alia, Pubco, certain subsidiaries of Parent, Vincent K. McMahon and other stockholder(s) party thereto, in the form publicly filed by Pubco as of the date hereof.

“Regulated Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Regulation U” means Regulation U issued by the FRB.

“Regulation X” means Regulation X issued by the FRB.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the Federal Reserve Board or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board or the NYFRB, or any successor thereto.

“Required Lenders” means, at any time, Lenders with Applicable Percentages that in the aggregate exceed fifty percent (50%), subject to Section 2.13.

“Required Sale Proceeds Amount” has the meaning specified in Section 2.06(d)(i)(B).

“Resolution Authority” means any EEA Resolution Authority or UK Resolution Authority, as the case may be.

“Responsible Officer” means, with respect to any Person, any of the chief executive officer, chairman, president, chief financial officer, treasurer, general counsel or any vice president, secretary, assistant secretary or director of such Person and, solely for purposes of notices given by Borrower pursuant to Article 2, any other officer of Borrower so designated by any of the foregoing officers in a notice to Administrative Agent or any other officer or employee of Borrower designated in or pursuant to an agreement between Borrower and Administrative Agent.

“Restrictive Condition” means (i) any shareholders agreement, voting agreement, investor rights agreement, lock-up agreement or any similar agreement relating to Shares or Units and (ii) any restriction, condition or requirement (whether or not under any law, rule, regulation, regulatory order or Organization Documents or contracts) relating to Shares or Units to which a holder thereof (whether beneficial, constructive or otherwise) or any pledgee thereof would be subject to, including without limitation, any registration requirement, ownership limitation, reporting or informational requirement or mandatory redemption or transfer.

“Rule 144” means Rule 144 under the Securities Act.

“S&P” means Standard & Poor’s Financial Services LLC, and any successor thereto.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of comprehensive Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S.

Department of the Treasury or the U.S. Department of State, the United Nations Security Council, the European Union, or His Majesty’s Treasury of the United Kingdom, (b) any Person located, organized or resident in a Sanctioned Country, (c) any Person 50 percent or more owned or controlled by one or more Persons identified in clause (a) or (b), or (d) any Person that is otherwise the target of Sanctions.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, the United Nations Security Council, the European Union, or His Majesty’s Treasury of the United Kingdom.

“Scheduled Maturity Date” has the meaning specified in the Additional Terms Letter.

“Scheduled Trading Day” means any day on which the Exchange is scheduled to be open for trading for its regular trading session or, in the event that the Class A Shares are not listed, traded or quoted on any Designated Exchange, any Business Day.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Security Agreements” means the Pledge and Security Agreements, executed by Borrower, substantially in the form of Exhibit C.

“Set-off Party” has the meaning specified in Section 10.13.

“Share Collateral Value” means, at any time of determination, the product of (a) the number of Collateral A Shares then constituting Acceptable Collateral and (b) the Reference Price at such time of determination; provided that, if any such Collateral A Shares constitute Additional Collateral Equity, then any portion of the Share Collateral Value attributable to such Collateral A Shares constituting Additional Collateral Equity shall be reduced by 10% (x) during the first six months after the Initial Pledge Date therefor and (y) at any time after the six-month anniversary, and prior to the twelve-month anniversary, of such Initial Pledge Date when the conditions set forth in Rule 144(c)(1) are not satisfied with respect to Pubco.

“Share Hedging Transactions” has the meaning specified in Section 10.04(d).

“Shares” means Class A Shares and Class B Shares.

“Silver Lake Entities” has the meaning specified in the Additional Terms Letter.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Advance” means an Advance that bears interest at a rate based on Term SOFR, other than pursuant to clause (c) of the definition of “Base Rate”. The Advances shall be SOFR Advances except if converted into Base Rate Advances in the circumstances set forth in Section 2.09, 2.15(d) or 2.16.

“Special Purpose Provisions” has the meaning specified in Borrower’s Organization Documents.

“Specified Conditions” has the meaning specified in Section 2.19(b)(ii).

“Spin-off” means any distribution, issuance or dividend to holders of Shares or Units of any capital stock or other securities of another issuer owned (directly or indirectly) by Pubco, Opco or any Subsidiary thereof.

“Split-off” means any exchange offer by Pubco, Opco or any Subsidiary thereof for Shares or Units in which the consideration to be delivered to exchanging holders of such Shares or Units is capital stock or other securities of another issuer owned (directly or indirectly) by Pubco or Opco.

“Stock Price Trigger Event” means that the Reference Price is less than or equal to the Stock Price Trigger Threshold on any Exchange Business Days (including, for the avoidance of doubt, any Extended MDE Day), as determined by Calculation Agent.

“Stock Price Trigger Threshold” has the meaning specified in the Additional Terms Letter.

“Subsequent Advance” has the meaning specified in Section 2.01(a).

“Subsequent Advance Date” has the meaning specified in Section 2.19(b).

“Subsequent Commitment” means, with respect to each Lender, the commitment of such Lender (if any), subject to the terms and conditions set forth herein, to make Subsequent Advances hereunder on any Subsequent Advance Date, as agreed by Borrower and such Lender in accordance with Section 2.19, subject to reduction pursuant to Section 2.01(a).

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity of which the majority of the Equity Interests having by the terms thereof ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Supermajority Lenders” means Lenders with Applicable Percentages that in the aggregate exceed 66.66%, subject to Section 2.13.

“Swap Contract” means (a) any and all rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, weather index transaction or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include any Lender or any Affiliate of any Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tax Distribution Amount” means an amount equal to the sum of:

(I) with respect to Collateral Units, for taxable periods (or portions thereof) in which Opco is treated as a partnership for U.S. federal income tax purposes, an amount equal to the excess of (a) the product of (i) the Tax Rate, multiplied by (ii) the cumulative aggregate taxable income or gain of Opco, as determined for U.S. federal income tax purposes, allocated in respect of the Collateral Units for taxable periods (or portions thereof) beginning on or after the Tax Distribution Date with respect to each applicable Collateral Unit, less prior net taxable loss of Opco allocated in respect of the Collateral Units that is available under applicable law to offset the applicable income or gain of Opco and (A) that is eligible to but has not been taken into account in the calculation of “Tax Distribution Amount” (as defined in the Opco LLC Agreement as in effect on the Closing Date) as of the date each applicable Collateral Unit became Collateral and (B) for taxable periods (or portions thereof) beginning on or after the Tax Distribution Date with respect to each applicable Collateral Unit not previously taken into account in this clause (ii) (in each case, taking into account the character of the income in question, the deductibility of state and local income tax as applicable at the time for U.S. federal income tax purposes and any limitations thereon, but excluding the effects of Sections 743 or 734 of the Code) over (b) the cumulative amount of Cash released from the Collateral Accounts in respect of the Collateral Units solely pursuant to the proviso set forth in Section 2.06(d)(ii); plus

(II) with respect to Collateral Shares, an amount equal to the excess of (a) the product of (i) the Tax Rate, multiplied by (ii) the cumulative taxable income, as determined for U.S. federal income tax purposes, realized by the owner of the Collateral Shares in respect of the Collateral Shares during taxable periods (or portions thereof) beginning on or after the Tax Distribution Date over (b) the cumulative amount of Cash released from the Collateral Accounts in respect of the Collateral Shares solely pursuant to the proviso set forth in Section 2.06(d)(ii).

The Tax Distribution Amount shall be determined by the Borrower pursuant to (I) and (II) above in good faith.

“Tax Distribution Date” means (i) with respect to a Collateral Unit, the last day of the most recently completed quarterly estimated tax payment period (determined for U.S. federal income tax purposes) for which Opco has paid Tax Distributions (as defined in the Opco LLC Agreement as in effect on the Closing Date) at the time a Collateral Unit became Collateral; and (ii) with respect to a Collateral Share, the date such Collateral Share became Collateral.

“Tax Rate” means the highest marginal U.S. federal, state and local income tax rates for an individual or corporation that is resident in New York City, New York or Los Angeles, California (whichever is highest) applicable to ordinary income, qualified dividend income or capital gains or any other applicable class of income, as appropriate (based on the income or gain to which the Tax Rate is being applied (including by applying the rate for “Qualified Dividend Income” to any dividends qualifying therefor)), taking into account the holding period of the assets disposed of and the year in which the taxable net income is recognized by Opco (as determined by the Borrower in good faith).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tender Offer” means a takeover offer, tender offer, exchange offer, solicitation, proposal or other event by any Person that results, or, if consummated, would result, in such Person purchasing, or otherwise obtaining or having the right to obtain, by conversion or other means, greater than 25% of the Free Float (as measured prior to giving effect to such event), as determined by Calculation Agent, based upon the making of filings with governmental or self-regulatory agencies or such other publicly available information as Calculation Agent deems relevant.

“Term SOFR” means,

(a) for any calculation with respect to a SOFR Advance, the Term SOFR Reference Rate for a tenor comparable to the applicable Calculation Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Calculation Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to a Base Rate Advance on any day, the Term SOFR Reference Rate for a tenor of one month on such day (such day, the “Base Rate Term SOFR Determination Day”), as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day;

provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Threshold Amount” means $10 million.

“Total Accrued Loan Amount” means, at any time, the aggregate outstanding principal amount of all Advances (including, for the avoidance of doubt, the Net PIK Amount), together with accrued and unpaid interest thereon, accrued and unpaid fees, and all reimbursable expenses and other Obligations together with accrued and unpaid interest thereon to such time.

“Trading Disruption” means any suspension of or limitation imposed on trading by the Exchange on any Scheduled Trading Day (whether by reason of movements in price exceeding limits permitted by the Exchange or otherwise) relating to the Class A Shares.

“Transactions” means the execution, delivery and performance by Borrower (and, in the case of the Parent Representation Letter, by Parent) of the Margin Loan Documentation, the grant of the security interest contemplated hereby or thereby and all transactions contemplated under the Margin Loan Documentation, including the borrowing of the Advances and use of proceeds thereof.

“Transfer Restrictions” means, with respect to any item of Collateral, any condition to or restriction on the ability of the owner or any pledgee thereof to pledge, sell, assign or otherwise transfer such item of Collateral or enforce the provisions thereof or of any document related thereto whether set forth in such item of Collateral itself or in any document related thereto, including, without limitation, (i) any requirement that any sale, assignment or other transfer or enforcement for such item of Collateral be consented to or approved by any Person, including, without limitation, the issuer thereof or any other obligor thereon, (ii) any limitation on the type or status, financial or otherwise, of any purchaser, pledgee, assignee or transferee of such item of Collateral, (iii) any requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document of any Person to the issuer of, any other obligor on or any registrar or transfer agent for, such item of Collateral, prior to the sale, pledge, assignment or other transfer or enforcement of such item of Collateral, and (iv) any registration or qualification requirement or prospectus delivery requirement for such item of Collateral pursuant to any federal, state, local or foreign securities law (including, without limitation, any such requirement arising under Section 5 of the Securities Act as a result of such item of Collateral being a “restricted security” or Borrower being an “affiliate” of the issuer of such item of Collateral, as such terms are defined in Rule 144). With respect to Common Units and Class B Shares, references in this definition to any transfer shall be deemed to include any exercise of the Redemption Right with respect to Common Units and the issuance and delivery of Class A Shares in connection therewith.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.08(e)(ii)(B)(3).

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“UK Bail-in Legislation” means Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

“UK Financial Institution” means (a) any credit institution or investment firm established in the United Kingdom which is subject to the supervision of a UK Resolution Authority, (b) any entity established in the United Kingdom which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in the United Kingdom which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“UK Resolution Authority” means any body which has authority to exercise any Write-Down and Conversion Powers.

“Unit Collateral Value” means, at any time of determination, the product of (i) the number of Collateral Units then constituting Acceptable Collateral, (ii) the Unit Redemption Rate and (iii) the Reference Price, in each case at such time of determination; provided that, if any such Collateral Units constitute Additional Collateral Equity, then any portion of the Unit Collateral Value attributable to such Collateral Units constituting Additional Collateral Equity shall be reduced by 10% (x) during the first six months after the Initial Pledge Date therefor and (y) at any time after the six-month anniversary, and prior to the twelve-month anniversary, of such Initial Pledge Date when the conditions set forth in Rule 144(c)(1) are not satisfied with respect to Pubco.

“Unit Redemption Rate” means, at any time of determination, the number of Class A Shares that Borrower would receive for each Unit redeemed for Class A Shares in accordance with the Opco LLC Agreement. As of the date hereof, the Unit Exchange Rate is equal to one Class A Share per Unit.

“United States” and “U.S.” mean the United States of America.

“Units” means units of limited liability company interest in Opco designated as “Common Units” under the Opco LLC Agreement.

“Upfront Fee” has the meaning specified in Section 2.04.

“Wildcat Transaction” means a transaction substantially consistent with the “Transactions” as defined in that certain Form 8-K of Endeavor Group Holdings, Inc. filed on April 3, 2024.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the EEA Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and with respect to any UK Resolution Authority, any powers of such UK Resolution Authority under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a UK Financial Institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

Section 1.03. Terms Generally.

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) except to the extent Agents’ or Lenders’ consent is required as provided herein, any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. In the computation of periods of time from a specified date to a later specified date, unless expressly specified otherwise, the word “from” means “from and including” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

(b) Section headings herein and in the other Margin Loan Documentation are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Margin Loan Documentation.

(c) Determinations, consents, approvals or any other actions or non-actions taken by or determined by any Agent or Lender shall be made in good faith and, unless otherwise stated herein, its sole discretion.

Section 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if Borrower notifies Administrative Agent, who shall give to each Lender prompt notice thereof, that Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if Administrative Agent, upon the request of any Lender, notifies Borrower that such Lender requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

Article 2
Amounts and Terms of the Advances

Section 2.01. The Advances.

(a) Subject to the terms and conditions set forth herein, (i) each Lender severally agrees to make a loan in Dollars to Borrower on the Closing Date in the amount of such Lender’s Initial Commitment as set forth on Schedule I hereto by making immediately available funds available to Administrative Agent (or an account designated by Administrative Agent) (any such loan, an “Initial Advance”) and (ii) any Lender that agrees to provide a Subsequent Commitment to make an Advance on any Subsequent Advance Date pursuant to Section 2.19 shall make a loan in Dollars to Borrower on such Subsequent Advance Date in the amount of such Lender’s Subsequent Commitment with respect to such date by making immediately available funds available to Administrative Agent (or an account designated by Administrative Agent) (any such loan, a “Subsequent Advance” and, together with the Initial Advances, the “Advances”). After Administrative Agent’s receipt of such funds on the Closing Date or the Subsequent Advance Date, as applicable, and upon fulfillment of the conditions set forth in Section 4.01 (and, in the case of Subsequent Advances, Section 2.19(b)), Administrative Agent shall make such funds as it has received available to Borrower by depositing such funds into the Funding Account; provided that Administrative Agent shall, at Borrower’s request, net any Advance due to Borrower against any amount payable by Borrower to the Lenders hereunder in accordance with each Lender’s respective Applicable Percentage. Following the Closing Date or any Subsequent Advance Date, as the case may be, the unused portion of the Commitments with respect to such date shall be permanently terminated. Furthermore, if the Closing Date does not occur on or before September 13, 2024, the Commitments shall be permanently terminated on such date.

(b) Any Advance or any portion thereof, once prepaid or repaid, may not be reborrowed.

(c) At any time, Borrower shall use the same reference interest rate with respect to all Advances hereunder.

(d) At least one Business Day prior to the Closing Date or at least three Business Days prior to any Subsequent Advance Date, as the case may be, Borrower shall deliver a Borrowing Notice to Administrative Agent requesting the borrowing of the Advances on the Closing Date or any Subsequent Advance Date, as the case may be.

Section 2.02. Repayment of Advances. Borrower hereby unconditionally promises to pay to Administrative Agent (or to an account designated by Administrative Agent) the Total Accrued Loan Amount on the Scheduled Maturity Date or any earlier date on which the Total Accrued Loan Amount becomes due and payable pursuant to the terms hereof. Administrative Agent shall promptly notify each Lender of the amount of such Lender’s Applicable Percentage of such repayment. After Administrative Agent’s receipt of the entire amount of the repayment, Administrative Agent shall transfer the repayment to each Lender, in accordance with such Lender’s Applicable Percentage with respect to the Facility.

Section 2.03. Interest.

(a) Ordinary Interest. The principal amount of each Advance shall accrue interest at a rate per annum equal to the Applicable Rate, and such interest shall be payable, subject to Section 5.11, on each Interest Payment Date; provided that, unless Borrower elects, by written notice to Administrative Agent at least five Business Days prior to any Interest Payment Date, to pay all or some of the amount of interest in cash, interest shall be paid in kind, in which case such interest (or portion thereof as set forth in Borrower’s election notice) will be added, as of such Interest Payment Date, to the outstanding principal amount of the Advances on a Pro Rata Basis. The total amount of interest due on each Interest Payment Date shall be computed by Calculation Agent on the immediately preceding Business Day, calculated on the basis of the actual days elapsed and a year of 360 days, in the case of SOFR Advances, and calculated on the basis of the actual days elapsed and a year of 365 or 366 days, as the case may be, in the case of Base Rate Advances, and taking into account the Applicable Rate that applies for each such elapsed day.

(b) Default Interest. Notwithstanding the foregoing, if any amount is not paid when due hereunder, whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a rate per annum equal at all times to two percent (2%) above the Applicable Rate from the date such amount was due to but excluding the date that such amount shall be paid in full, payable on demand (and in any event in arrears on the date such amount shall be paid in full).

Section 2.04. Upfront Fee. As set forth in the Additional Terms Letter.

Section 2.05. Interest Rate Determinations. Administrative Agent shall give notice to Borrower and each Lender of the applicable interest rates for the purposes of Section 2.03 and any calculation related thereto.

Section 2.06. Prepayments of Advances; Collateral Shortfall; Withdrawal of Collateral.

(a) Borrower may prepay the outstanding principal amounts of the Advances (including with Cash held as Collateral), in whole or in part, together with accrued and unpaid interest thereon and any amount due under Section 2.07(f) (and, in the case of a prepayment of all Advances, all other Obligations that are then due and payable or will become due and payable on account of such prepayment), at any time and from time to time upon delivery of a Prepayment Notice to Administrative Agent, who shall give to each Lender prompt notice thereof, by Borrower not later than 12:00 p.m. on the date three (3) Business Days prior to the date of any such prepayment in the case of a SOFR Advance and on the date one (1) Business Day prior to the date of such prepayment in the case of a Base Rate Advance; provided, however, that (i) each prepayment shall be made on a Pro Rata Basis and (ii) each partial prepayment of the Advances shall be in an aggregate principal amount of $10,000,000 or a whole multiple of $1,000,000 in excess thereof. Notwithstanding anything in this Section 2.06(a) to the contrary, the notice requirements and prepayment minimum amount requirements shall be waived with respect to any prepayment made pursuant to Section 2.06(c)(iii), Section 2.06(d)(i)(B), Section 2.06(d)(iii) or Section 5.11. Each Prepayment Notice delivered by Borrower pursuant to this Section 2.06(a) shall be irrevocable; provided that a Prepayment Notice delivered by Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable event or condition, in which case such notice may be revoked by Borrower (by notice to Administrative Agent on or prior to the specified effective date of termination) if such condition is not satisfied.

(b) Following the occurrence of any Mandatory Prepayment Event, Calculation Agent may, or upon request of any Lender shall, provide written notice to Borrower that it is requiring a prepayment pursuant to this Section 2.06(b) in connection therewith (a “Mandatory Prepayment Event Notice”). Within five Business Days following receipt of such Mandatory Prepayment Event Notice, Borrower shall pay to Administrative Agent in accordance with Section 2.11 the Total Accrued Loan Amount, and all Commitments shall immediately be terminated.

(c) If a Collateral Shortfall occurs on any date, Calculation Agent will deliver a notice in the form set forth in Exhibit G hereto (or in another form to substantially similar effect, which may, for the avoidance of doubt, contain additional information beyond that set forth in Exhibit G) to Borrower and all other Lenders of the occurrence of such Collateral Shortfall (such notice, a “Collateral Call Notice”) not later than 8:00 p.m. on such date or, if Calculation Agent is not reasonably able to deliver such notice by such time due to operational difficulties or otherwise, as soon as reasonably practicable thereafter. Upon Borrower’s receipt of any Collateral Call Notice in accordance with Section 10.02, Borrower shall, prior to the applicable Cure Time, in an aggregate amount sufficient to cause the LTV Ratio (determined based on the Reference Price as in effect on the date that the Collateral Shortfall occurred, including with respect to any Additional Collateral Equity posted or pledged in connection with an Equity Cure) to be less than or equal to the LTV Maintenance Level:

(i) post Cash, Cash Equivalents or Other Acceptable Collateral to the Collateral Accounts and/or provide Eligible Letters of Credit to the Applicable Lenders, in each case, on a Pro Rata Basis;

(ii) post Additional Collateral Equity consisting of Collateral A Shares to the Collateral Accounts or pledge Additional Collateral Equity consisting of Collateral Units and Collateral B Shares under the Security Agreements in favor of each Applicable Lender, in each case, on a Pro Rata Basis (the actions described in this clause (ii), an “Equity Cure”); and/or

(iii) prepay all or any portion of the outstanding principal amount of the Advances on a Pro Rata Basis, and pay any related amounts, pursuant to Section 2.06(a).

Borrower and each Applicable Lender shall use commercially reasonable efforts to ensure that Custodian provides online informational access (or, if such online access is not available, to timely deliver account statements and advices of transactions) for all Collateral Accounts to Calculation Agent.

Not later than 2:00 p.m. on the Scheduled Trading Day following the first Scheduled Trading Day on which Borrower has received (in accordance with Section 10.02) the relevant Collateral Call Notice by the Collateral Call Notice Deadline (the “Cure Notice Deadline”), Borrower shall deliver a notice to Calculation Agent (which notice may be given by email) (x) acknowledging Borrower’s receipt of such Collateral Call Notice, (y) confirming that Borrower will cure the relevant Collateral Shortfall prior to the Cure Time and (z) stating the manner in which Borrower will cure such Collateral Shortfall. Notwithstanding anything to the contrary herein, Borrower shall not be entitled to cure a Collateral Shortfall by way of an Equity Cure unless Borrower shall have delivered notice of such intention (including the amount and type of Additional Collateral Equity to be posted or pledged) to Calculation Agent by the Cure Notice Deadline.

(d) Borrower shall only be permitted to request the release of Collateral if (x) other than releases of Collateral pursuant to Section 2.06(d)(iii), Borrower delivers written notice of such release to Calculation Agent (who shall give to each Applicable Lender prompt notice thereof) on or before 6:00 p.m. on the second Business Day prior to the requested date of the release and specifying which Collateral is to be released, and (y) Calculation Agent is reasonably satisfied that the additional conditions set forth in one of clauses (i) through (iv) below are met and that the condition set forth in clause (v) below is met (in which case Calculation Agent shall promptly so notify each Applicable Lender):

(i) Borrower may request the release of any Collateral Equity from the Collateral Accounts (if then held in the Collateral Accounts) and from the Liens granted under the Security Agreements as long as:

(A) such Collateral Equity is being released on a Pro Rata Basis for the purpose of settling sales thereof for Cash (including, for the avoidance of doubt, for purposes of redeeming any Collateral Units for Class A Shares to be sold for Cash), where the scheduled settlement date for each such sale (excluding (x) registered offerings that settle on a settlement cycle that is customary for registered offerings and (y) sales to Pubco or Opco so long as the Collateral Shares or the Collateral Units, as applicable, (including proceeds thereon) sold remain subject to a valid, first-priority security interest (subject only to Permitted Liens) in favor of the Lenders until settlement and such sale does not restrict in any way the ability of the Lenders to exercise remedies in respect thereto prior to such settlement) is no later than one then-standard settlement cycle on the Exchange following execution of such sale (unless each Lender consents, in its sole discretion, to a later settlement date) (any such sale, a “Permitted Sale Transaction”);

(B) if the LTV Ratio immediately following such release would be greater than the LTV Equity Release Level, Borrower shall pay a portion of the cash proceeds received in connection with such Permitted Sale Transaction, on a delivery versus payment basis against the delivery of the relevant Collateral Equity from the relevant Collateral Accounts or pursuant to escrow arrangements reasonably acceptable to each Applicable Lender, to Administrative Agent in accordance with Section 2.11 to prepay Borrower’s Obligations on a Pro Rata Basis in an amount sufficient to cause the LTV Ratio immediately following such release and prepayment to be equal to the LTV Equity Release Level (provided that Borrower shall have no obligation to cause the LTV Ratio immediately following such release and prepayment to be equal to the LTV Equity Release Level if 100% of such cash proceeds shall have been applied to such prepayment) (the amount required to be prepaid, the “Required Sale Proceeds Amount”); and

(C) no Mandatory Prepayment Event shall have occurred (unless such Mandatory Prepayment Event has been cured or waived) and no Default, Event of Default or Adjustment Determination Period shall have occurred and be continuing or would result from such release.

To facilitate a sale of Collateral Equity pursuant to this clause (i), each Applicable Lender shall release its Lien over the Collateral Equity being sold immediately upon receipt of the related Required Sale Proceeds Amount (if any), and shall, if required, enter into any escrow or other arrangement reasonably satisfactory to such Applicable Lender with the broker or dealer through whom such Collateral Equity is being sold. Each Applicable Lender shall cooperate with Borrower in effecting any rebalancing pursuant to Section 2.18. For the avoidance of doubt, Borrower may request the release of Collateral A Shares, on the one hand, and/or Collateral Units and Collateral B Shares, on the other, at its option and such request need not be pro rata as between Collateral A Shares, on the one hand, and Collateral Units and Collateral B Shares, on the other.

(ii) Borrower may request a release of Cash or Cash Equivalents that constitute Collateral or a return of Eligible Letters of Credit, on a Pro Rata Basis, as long as:

(A) the amount of Cash or Cash Equivalents remaining in the Collateral Accounts following such release will be sufficient to make any payment that is, or will become, due under Section 5.11 on account of a sale of, or dividend on, the Collateral Equity or other deposit of Cash in the Collateral Accounts that occurred on or before the date of such release;

(B) the LTV Ratio before, and immediately after, giving effect to such release shall not exceed the LTV Cash Release Level; and

(C) no Mandatory Prepayment Event shall have occurred (unless such Mandatory Prepayment Event has been cured or waived) and no Default, Event of Default or Adjustment Determination Period shall have occurred and be continuing or would result from such release;

provided that, notwithstanding the foregoing or anything else in this Agreement, the Borrower may release Cash from the Collateral Accounts (and the cash so released may be distributed by the Borrower to its direct or indirect equityholders and will not be subject to the limitations set forth in Section 6.05) in an amount up to (but that does not exceed) the Tax Distribution Amount without giving effect to the conditions set forth in clauses Section 2.06(d)(ii)(A) or Section 2.06(d)(ii)(B) (but subject to, for the avoidance of doubt, clause Section 2.06(d)(ii)(C)); provided further that, (i) the LTV Ratio immediately after giving effect to such release shall not exceed the LTV Tax Release Level and (ii) concurrently with the request for such release, the Borrower shall deliver a written representation to Administrative Agent stating that the amount of Cash so released does not exceed the Tax Distribution Amount.

(iii) (A) Borrower may request a transfer of Collateral consisting of Cash on a Pro Rata Basis from the Collateral Accounts to Administrative Agent in accordance with Section 2.11 to pay any of Borrower’s Obligations pursuant to Section 2.03, Section 2.06(a), Section 2.06(d)(i)(B) or Section 5.11 and (B) Borrower shall request releases of Collateral on any Subsequent Advance Date to transfer such Collateral to the Lenders providing Subsequent Advances on such date to the extent necessary to cause all types and amounts of Collateral to be held on a Pro Rata Basis after giving effect to the relevant Subsequent Advances, and Borrower and each Lender (including any Person that will become a Lender on such Subsequent Advance Date) agree to cooperate in good faith with Calculation Agent and Custodian to effect any such reallocation, including by submitting an instruction or entitlement order to Custodian to effect such transfers of Collateral.

(iv) Borrower may request the release of Collateral Units and Collateral B Shares from the Liens granted under the Security Agreements, on a Pro Rata Basis, for the purpose of exercising its Redemption Right, as long as the Class A Shares issuable in connection therewith are delivered directly to the Custodian and credited to the applicable Collateral Accounts as Acceptable Collateral in accordance with procedures reasonably acceptable to each Applicable Lender and as specified in the Issuer Agreements.

(v) Notwithstanding anything to the contrary in this Section 2.06(d), no Collateral shall be released from any Collateral Account or from the Lien under the Security Agreement with respect to any Applicable Lender if such release, after giving effect to any Concurrent deposit or crediting of Cash or Cash Equivalents into such Collateral Account and/or prepayment of the Advances owing to such Applicable Lender (including any Agented Lender with respect to such Applicable Lender), would either (A) cause the aggregate outstanding principal amount of all Advances owing to such Applicable Lender and any Agented Lender with respect to such Applicable Lender (including, for the avoidance of doubt, any interest that has been paid in kind), together with accrued and unpaid interest thereon (such outstanding principal amount and accrued and unpaid interest, the “Applicable Credit”), to exceed the Maximum Loan Value of the Applicable Collateral or (B) increase the amount by which the Applicable Credit exceeds the Maximum Loan Value of the Applicable Collateral.

(vi) For the avoidance of doubt, with respect to any request for a release of Collateral that is described in this Section 2.06(d), such request for a release of Collateral shall be granted (and the release of Collateral shall be permitted) so long as the conditions to making such a request for release (as set forth in this Section 2.06(d)) have been satisfied.

(e) Posting Additional Collateral.

(i) On at least two Business Days’ notice to Calculation Agent, Borrower may (i) post Additional Collateral Equity consisting of Collateral A Shares, Cash or Cash Equivalents constituting Acceptable Collateral to the Collateral Accounts, (ii) pledge Additional Collateral Equity consisting of Collateral Units and Collateral B Shares under the Security Agreements in favor of each Applicable Lender or (iii) provide Eligible Letters of Credit to the Applicable Lenders, in each case, at any time; provided that Additional Collateral Equity consisting of Collateral A Shares, Cash or Cash Equivalents shall be posted to the Collateral Accounts, Additional Collateral Equity consisting of Collateral Units and Collateral B Shares shall be pledged under the Security Agreements and Eligible Letters of Credit shall be provided to the Applicable Lenders, in each case, on a Pro Rata Basis; provided further that such Collateral or Eligible Letters of Credit to be posted or pledged under this Section 2.06(e) at any one time shall be in a minimum amount (or have a minimum value in the case of Collateral Equity) of $1,000,000, and such posted or pledged Collateral and Eligible Letters of Credit shall not be taken into account for purposes of determining the LTV Ratio on the Business Day on which such Collateral is posted or pledged or such Eligible Letters of Credit are provided unless such Collateral is deposited into the Collateral Accounts or otherwise constitutes Acceptable Collateral, with a SWIFT code evidencing such posting (in the case of Cash) to be furnished to Calculation Agent, and such Eligible Letters of Credit are provided to the Applicable Lenders, in each case prior to 2:00 p.m. New York City time on such Business Day. If any Eligible Letter of Credit that is provided to an Applicable Lender has not been renewed, extended or replaced with another Eligible Letter of Credit with an equivalent face amount by the date that is 30 days prior to its expiry date, the Applicable Lender to which such Eligible Letter of Credit is provided is and shall be authorized to draw on such Eligible Letter of Credit on one more occasions and deposit the proceeds thereof into the applicable Collateral Account as Collateral in an amount, for each drawing, not to exceed the amount that would cause the LTV Ratio immediately following such drawing and deposit to be equal to the LTV Cash Release Level (assuming compliance by each Applicable Lender with its obligations set forth in the immediately succeeding sentence and assuming that the undrawn portion of such Eligible Letter of Credit were not taken into account in the calculation of Net Obligations) (such aggregate amount for all Applicable Lenders, as of any date of determination, the “Maximum LC Draw Amount”; provided that if the Maximum LC Draw Amount is a negative amount then the Maximum LC Draw Amount shall be deemed to be zero). If any Applicable Lender seeks to draw on an Eligible Letter of Credit as provided in the immediately preceding sentence, it shall provide written notice thereof to Borrower and each other Applicable Lender and, at or about 1:00 p.m. (New York City time) on the fifth Business Day following delivery of such notice (or, if earlier, on the last date on which such Eligible Letter of Credit may be drawn), each Applicable Lender shall draw on the Eligible Letter(s) of Credit provided to it in an amount equal to such Applicable Lender’s Applicable Percentage of the Maximum LC Draw Amount (if any) as of such date, and each Applicable Lender shall deposit the proceeds thereof into the Collateral Account pledged to it; provided that, if each Applicable Lender so agrees in its sole discretion, the timing of such draw may be delayed or waived as agreed by such Applicable Lenders. For the avoidance of doubt, the provisions of this Section 2.06(e) shall not in any way limit the right of any Applicable Lender to draw on an Eligible Letter of Credit following an Event of Default.

(ii) Subject to Section 2.06(e)(iii), Borrower shall direct Pubco and/or Opco to deposit into or credit directly to the Collateral Accounts on a Pro Rata Basis (or, in the case of any property or assets other than Cash and securities entitlements, deliver to the relevant Applicable Lenders (subject to their reasonable delivery instructions) on a Pro Rata Basis) any Ordinary Cash Dividend or Extraordinary Distribution paid or distributed on any Collateral Equity, or any securities or securities entitlements (x) exchanged for, or delivered upon conversion of, any Collateral Equity in a Merger Event or (y) delivered in respect of any Collateral Equity in connection with a Spin-off, and if any such Cash, securities, securities entitlements or other property or assets are received by Borrower or any Affiliate thereof for any reason, Borrower shall, or shall cause such Affiliate to, make such deposit or delivery as promptly as practicable and in any event no later than two Business Days following such receipt (and pending such delivery, shall hold such property in trust for the Applicable Lenders), subject, in each case, to any subsequent release thereof in accordance with Section 2.06(d).

(iii) In lieu of directing Pubco or Opco to deposit any Cash described in Section 2.06(e)(ii) directly into the Collateral Accounts on a Pro Rata Basis, Borrower may direct Pubco or Opco to deposit such Cash directly into the Collateral Account controlled by the Lender that is the Calculation Agent. In such event, such Lender shall be appointed as agent for the ratable benefit of all the Lenders with respect to such Cash and Borrower shall cooperate with such Lender (including by cooperating with such Lender to prepare written instructions to Custodian), and such Lender shall use commercially reasonable efforts to deliver instructions to Custodian within two Business Days of such deposit, to cause such Cash to be transferred to the other Collateral Accounts as necessary to cause the aggregate amount of such Cash to be held on a Pro Rata Basis, provided, that any failure by such Lender to deliver such instructions to Custodian within two Business Days of such deposit notwithstanding Borrower’s good faith cooperation in accordance with this Section 2.06(e)(iii) shall not be deemed to give rise to a default of Borrower’s obligations hereunder. Such transfers shall be permitted notwithstanding anything to the contrary in Section 2.06(d).

(iv) Borrower shall not tender any Collateral Equity in any exchange offer (including, without limitation, a Split-off) without the consent of each Lender.

Section 2.07. Increased Costs; Break Funding. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender;

(ii) impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Advances made by such Lender or participation therein; or

(iii) subject any Lender to any Taxes (other than Indemnified Taxes, Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and Connection

Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to any Lender of making or maintaining the Advances hereunder (or of maintaining its Commitment) or to reduce the amount of any sum received or receivable by any Lender hereunder (whether of principal, interest or otherwise), then Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such reasonable additional costs incurred or reduction suffered.

(b) If a Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Advances made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any actual losses with respect to such reduction.

(c) A certificate of a Lender setting forth in reasonable detail the amount or amounts (and the calculation thereof) necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to Administrative Agent, who shall deliver or cause to be delivered such certificate to Borrower. Such certificate shall be conclusive absent manifest error.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.07 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate any Lender pursuant to this Section 2.07 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) Notwithstanding the foregoing, if any Lender requests compensation under this Section 2.07 or Borrower must pay increased amounts or any amounts for Indemnified Taxes pursuant to Section 2.08, then the applicable Lender will, if requested by Borrower, use commercially reasonable efforts to designate another lending office for any Advance, or portion thereof, affected by the relevant event if, in the judgment of such Lender, such designation would (i) avoid the requirement for or reduce the amount of such compensation, increased amounts or amounts for Indemnified Taxes, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such

Lender; provided that such efforts need only be made on terms that, in the commercially reasonable judgment of such Lender, cause such Lender and its lending office(s) to suffer no material economic, legal or regulatory disadvantage; and provided further that nothing in this Section 2.07(e) shall affect or postpone any of the Obligations of Borrower or the rights of such Lender pursuant to Section 2.07(a) through (d) or Section 2.08. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation.

(f) In the event of (a) the payment of any principal of any SOFR Advance other than on the last day of a Calculation Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any SOFR Advance other than on the last day of the Calculation Period applicable thereto or (c) the failure to borrow or prepay any SOFR Advance on the date specified in any notice delivered pursuant hereto, then, in any such event, Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.07 shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within ten days after receipt thereof.

(g) All of Borrower’s obligations under this Section 2.07 shall survive termination of the Facility and repayment of all other Obligations hereunder.

Section 2.08. Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower under any Margin Loan Documentation shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of Administrative Agent or Borrower) requires the deduction or withholding of any Tax from any such payment by Administrative Agent or Borrower, then Administrative Agent or Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.08) each Lender or Agent receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by Borrower. Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 2.08, Borrower shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental

Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(d) Indemnification by Borrower. Borrower shall indemnify Lenders and Agents, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.08) payable or paid by Lenders or Agents or required to be withheld or deducted from any payment to any Lender or Agent and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower (with a copy to Administrative Agent), or by Administrative Agent, on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Status of Lenders.

(i) If any Lender is entitled to an exemption from or reduction of withholding Taxes with respect to payments made under any Margin Loan Documentation, it shall deliver to Borrower and Administrative Agent, at the time or times reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.08(e)(ii)(A), (B) and (D) below) shall not be required if in a Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) if any Lender is a U.S. Person, it shall deliver to Borrower and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding;

(B) if any Lender is a Foreign Lender, it shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by Borrower or Administrative Agent) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Margin Loan Documentation, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (or an applicable successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Margin Loan Documentation, IRS Form W-8BEN or IRS Form W-8BEN-E (or an applicable successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to Borrower or Parent described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (or an applicable successor form); or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E (or an applicable successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipients) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Margin Loan Documentation would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower or Administrative Agent to comply with its obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered has expired or become obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Administrative Agent in writing of its legal inability to do so.

Administrative Agent shall deliver to Borrower, on or before the date on which it becomes Administrative Agent hereunder (and thereafter promptly from time to time upon the reasonable request of Borrower), a duly executed original IRS Form W-9 (or any applicable successor form) certifying that Administrative Agent is not subject to backup withholding. Administrative Agent agrees to update any form or certification it previously delivered if the Administrative Agent is no longer a U.S. corporation for tax purposes or is a different taxpayer for U.S. federal income tax purposes. Administrative Agent shall promptly notify Borrower at any time it determines that it is no longer in a position to provide the certification described in the preceding sentences.

(f) Treatment of Certain Refunds. If any Lender or Agent determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.08 (including by the payment of additional amounts pursuant to this Section 2.08), it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.08 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Lender or Agent and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Borrower, upon the request of such Lender or Agent, shall repay to such Lender or Agent the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Lender or Agent is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will any Lender or Agent be required to pay any amount to Borrower pursuant to this paragraph (f) the payment of which would place such Lender or Agent in a less favorable net after-Tax position than such Lender or Agent would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any Lender or Agent to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to Borrower or any other Person.

(g) Indemnification by the Lenders. Each Lender shall severally indemnify Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that Borrower has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.07(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Administrative Agent in connection with any Margin Loan Documentation, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Margin Loan Documentation or otherwise payable by Administrative Agent to the Lender from any other source against any amount due to Administrative Agent under this paragraph (g).

(h)

(i) Borrower shall deliver to any Lender, Agent or Custodian at the time or times reasonably requested by such Lender, Agent or Custodian, such properly completed and executed documentation that Borrower is legally, and, pursuant to its Organization Documents and other confidentiality obligations, entitled to deliver and that is reasonably requested by such Lender, Agent or Custodian in order to permit such Lender, Agent or Custodian to exercise its rights under this Agreement in a manner that will avoid or, to the extent possible, minimize withholding Tax upon a disposition of the Collateral Equity; provided that, notwithstanding anything to the contrary in this Section 2.08(h)(i), the preparation or delivery of such documentation shall not be required if in Borrower's reasonable and good-faith judgment such preparation or delivery would subject Borrower to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of Borrower; and

(ii) Without limiting Section 2.08 (h)(i), Borrower (or if Borrower is a disregarded entity for U.S. federal income tax purposes, the Borrower’s regarded owner for U.S. federal income tax purposes) shall deliver to each Agent, on or before the Closing Date (and thereafter promptly from time to time upon the reasonable request of an Agent), a duly executed copy of IRS Form W-9 with respect to Borrower (or Borrower’s regarded owner if Borrower is a disregarded entity) for U.S. federal income tax purposes that is a U.S. Person for U.S. federal income tax purposes. Borrower shall promptly notify each Agent at any time it determines that it is no longer in a position to provide the IRS Form or certification described in the preceding sentence.

Section 2.09. Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify Borrower and Administrative Agent that any Law makes it unlawful, or any Governmental Authority asserts that it is unlawful, for such Lender to perform its obligations to make or maintain Advances hereunder as SOFR Advances, the obligation of such Lender to make such Advances shall be terminated and all such Advances shall become Base Rate Advances either on the next succeeding Interest Payment Date, if such Lender may lawfully continue to maintain the Advances to such day, or immediately, if such Lender may not lawfully continue to maintain the Advances.

Section 2.10. Evidence of Debt.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrower to such Lender resulting from each Advance from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. The entries maintained in the accounts maintained pursuant to this Section shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that the failure of any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of Borrower to repay such obligations in accordance with their terms.

(b) Administrative Agent, acting solely for this purpose as a non-fiduciary agent of Borrower, shall also maintain accounts in which it will record (i) the names and addresses of Lenders, (ii) the amount of each Advance and Commitment made hereunder, (iii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder, and (iv) the amount of any sum received by Administrative Agent hereunder from Borrower and each Lender’s Applicable Percentage thereof (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, Administrative Agent and Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement; provided that the failure of Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of Borrower to repay such obligations in accordance with their terms. The

Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(c) No promissory note shall be required to evidence the Advances by Lenders to Borrower. Upon the request of a Lender, Borrower shall prepare, execute and deliver to such Lender a promissory note, payable to such Lender and its registered assigns and in a form approved by such Lender, which shall evidence the Advances to Borrower by such Lender in addition to such records. Thereafter, the Advances evidenced by such promissory note and interest thereon shall at all times be represented by one or more promissory notes in such form payable to the payee named therein and its registered assigns.

Section 2.11. Payments and Computations.

(a) All payments to be made by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Borrower shall make each payment hereunder not later than 1:00 p.m. on the day when due (subject to Section 2.06(c), with respect to any payment made to cure a Collateral Shortfall) in Dollars to Administrative Agent in immediately available funds. Administrative Agent shall promptly distribute to each Lender its share, determined on a Pro Rata Basis (or other applicable basis as provided herein), of such payment in like funds as received by wire transfer to such Lender. All payments received by Administrative Agent after 1:00 p.m. shall be deemed received on the next succeeding Business Day (subject to Section 2.06(c), with respect to any payment made to cure a Collateral Shortfall) and any applicable interest or fee shall continue to accrue.

(b) Whenever any payment hereunder would be due on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or any fees, as the case may be.

(c) All payments (including prepayments and, subject to Section 2.13, any other amounts received hereunder in connection with the exercise of any Applicable Lender’s rights after an Event of Default) made by Borrower to Administrative Agent under any Margin Loan Documentation shall be applied to amounts then due and payable in the following order, ratably in accordance with the percentage of any such amounts owed to each Lender: any expenses and indemnities payable by Borrower to Lenders under any Margin Loan Documentation; to any accrued and unpaid interest and fees due under this Agreement; to principal payments on the outstanding Advances; and to the extent of any excess, to the payment of all other Obligations under the Margin Loan Documentation; provided that, in the case of an exercise of remedies, a Lender may elect the order in which different Advances are deemed to be paid.

Section 2.12. [Reserved].

Section 2.13. Accelerating Lenders.

(a) Notwithstanding anything to the contrary herein (but subject to clause (b) below), if one or more Lenders become Accelerating Lenders:

(i) each Accelerating Lender, solely for purposes of determining the rights and obligations of such Lender vis á vis Borrower, shall be deemed to be:

(A) Administrative Agent and Calculation Agent hereunder; and

(B) the sole Lender hereunder for all purposes and, for the avoidance of doubt, no other Lender’s consent shall be necessary for any modification of such rights and obligations; and

(ii) solely for purposes of determining the rights and obligations of all Lenders that are not Accelerating Lenders among themselves and vis á vis Borrower:

(A) each Accelerating Lender shall be deemed to no longer be a Lender hereunder and, for the avoidance of doubt, such Accelerating Lender’s consent shall not be necessary for any modification of such rights and obligations; and

(B) if Administrative Agent or Calculation Agent is an Accelerating Lender, a replacement therefor shall be selected from among the Lenders that are not Accelerating Lenders as if such Agent had resigned.

(b) Notwithstanding the foregoing, following one or more Lenders becoming Accelerating Lenders, Borrower, for the avoidance of doubt, shall not make any payments of its Obligations or post any Collateral or provide any Eligible Letter of Credit except on a Pro Rata Basis (without regard to clause (a) above). For the avoidance of doubt, the application of proceeds received by an Applicable Lender in respect of an exercise of its remedies under the Margin Loan Documentation shall not be considered a payment by Borrower for purposes of this Section 2.13(b).

Section 2.14. Administrative Agent’s Clawback.

(a) Funding by Lenders; Presumption by Administrative Agent. Unless Administrative Agent shall have received notice from a Lender prior to the Closing Date or any Subsequent Advance Date that such Lender will not make available to Administrative Agent such Lender’s Advance, Administrative Agent may assume that each Lender that has a Commitment hereunder with respect to such date has made the relevant Advance available on such date in accordance with Section 2.01 and may, in reliance upon such assumption, make available to Borrower a corresponding amount. In such event, if a Lender has not in fact made the relevant Advance available to Administrative Agent, then such Lender and Borrower severally agree to pay to Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to

Borrower to but excluding the date of payment to Administrative Agent, at in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation and in the case of a payment to be made by Borrower, the Applicable Rate. If Borrower and such Lender shall pay such interest to Administrative Agent for the same or an overlapping period, Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period. If such Lender pays such Advance to Administrative Agent, then the amount so paid shall constitute such Lender’s Advance included in such borrowing. Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to Administrative Agent.

(b) Payments by Borrower; Presumptions by Administrative Agent. Unless Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to Administrative Agent for the account of Lenders hereunder that Borrower will not make such payment, Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to Lenders the amount due. In such event, if Borrower has not in fact made such payment, then each of Lenders severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.

(c) Obligations of Lenders Several. The obligations of Lenders hereunder to make Advances and to make payments pursuant to Section 10.04(e) are several and not joint. The failure of any Lender to make any Advance or to make any payment under Section 10.04(e) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Advance or to make its payment under Section 10.04(e).

Section 2.15. Benchmark Replacement.

(a) Notwithstanding anything to the contrary herein, upon the occurrence of a Benchmark Transition Event, Administrative Agent and Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after Administrative Agent has posted such proposed amendment to all affected Lenders and Borrower so long as Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.15 will occur prior to the applicable Benchmark Transition Start Date.

(b) Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, Administrative Agent will have the right to make

Conforming Changes from time to time and, notwithstanding anything to the contrary herein, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(c) Notices; Standards for Decisions and Determinations. Administrative Agent will promptly notify Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. Administrative Agent will notify Borrower of the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.15, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement, except, in each case, as expressly required pursuant to this Section 2.15.

(d) Benchmark Unavailability Period. Upon Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Advances will be converted into Base Rate Advances at the end of the applicable Calculation Period.

(e) Disclaimer. Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to (i) the administration, submission or any other matter related to Term SOFR or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, any Benchmark Replacement implemented hereunder), (ii) the composition or characteristics of any such Benchmark Replacement, including whether it is similar to, or produces the same value or economic equivalence to Term SOFR (or any other Benchmark) or have the same volume or liquidity as did Term SOFR (or any other Benchmark), (iii) any actions or use of its discretion or other decisions or determinations made with respect to any matters covered by this Section 2.15 including, without limitation, whether or not a Benchmark Transition Event has occurred, the removal or lack thereof of unavailable or non-representative tenors, the implementation or lack thereof of any Conforming Changes, the delivery or non-delivery of any notices required by clause (d) above or otherwise in accordance herewith, and (iv) the effect of any of the foregoing provisions of this Section 2.15.

Section 2.16. Inability to Determine Rates. Subject to Section 2.15, if, on or prior to the first day of any Calculation Period for any SOFR Advance:

(a) Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof, or

(b) the Required Lenders determine that for any reason Term SOFR for any Calculation Period does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Advances, and the Required Lenders have provided notice of such determination to Administrative Agent,

Administrative Agent will promptly so notify Borrower and each Lender. Upon receipt of such notice, the outstanding SOFR Advances will be deemed to have been converted into Base Rate Advances at the end of the applicable Calculation Period. Subject to Section 2.15, if Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Advances shall be determined by Administrative Agent without reference to clause (c) of the definition of “Base Rate” until Administrative Agent revokes such determination.

Section 2.17. Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement. Administrative Agent will promptly notify Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

Section 2.18. Periodic Rebalancing.

(a) Subject to Section 2.13, if, on any Interest Payment Date, any Applicable Lender gives written notice to Calculation Agent, or Calculation Agent otherwise becomes aware, that any posting or release of Collateral did not occur on a Pro Rata Basis or the Collateral is not held on a Pro Rata Basis for any reason, then on, or as promptly as practicable following, such date, the Applicable Lenders shall cause any transfers of Collateral from the Collateral Accounts that they control to Collateral Accounts controlled by other Applicable Lenders as may be necessary, as determined by Calculation Agent, to ensure that the Collateral is held on a Pro Rata Basis. Each Applicable Lender agrees to cooperate in good faith with Calculation Agent to effect such rebalancing, including, for the avoidance of doubt, by submitting written instructions to Custodian to effect such transfers. Borrower hereby consents to such transfers. Calculation Agent shall provide such notices to each Applicable Lender, Borrower, Pubco and Opco, as contemplated by Section 2(b) of each Security Agreement and by each Issuer Agreement, as may be appropriate from time to time to ensure that the Collateral Units and Collateral B Shares are pledged on a Pro Rata Basis among the Applicable Lenders.

(b) Solely for the purpose of determining whether Collateral is held on a Pro Rata Basis under clause (a) above, any Eligible Letter of Credit provided to an Applicable Lender shall be deemed to be an amount of Cash Collateral equal to 99% of the stated amount thereof, subject to clause (c) below.

(c) Subject to Section 2.13, if, as of any date, any Applicable Lender gives written notice to Calculation Agent, or Calculation Agent otherwise becomes aware, that the aggregate stated amount of Eligible Letters of Credit provided to any Applicable Lender differs by more than $10,000,000 from the product of (x) the aggregate Applicable Percentage of such Applicable Lender and any relevant Agented Lenders and (y) the aggregate stated amount of Eligible Letters of Credit provided to all Applicable Lenders, then on, or as promptly as practicable following, such date, Borrower shall replace Eligible Letters of Credit provided to the Applicable Lenders with Cash and vice versa to the extent necessary to ensure that Eligible Letters of Credit and Cash are held on a Pro Rata Basis (it being understood that the minimum stated amount of an Eligible Letter of Credit as set forth in the definition thereof shall not apply to the extent necessary to comply with this Section 2.18(c)). Each Lender hereby consents to, and agrees to cooperate in good faith to effect, such substitutions.

(d) In connection with any posting or pledge of Additional Collateral Equity hereunder, Borrower shall cause such Additional Collateral Equity to be held in a separate sub-account from, or otherwise to be separately identifiable from, any Collateral with a different Initial Pledge Date.

Section 2.19. Increase in Commitments.

(a) Subject to the conditions set forth below, Borrower may from time to time request Lenders to increase their respective Commitments or obtain Commitments from new Lenders; provided that, in each such instance, each new or existing Lender providing a new or increased Commitment agrees in writing to such new or increased Commitment (which agreement may be provided or withheld in each Lender’s sole and absolute discretion). No Lender shall have any commitment or obligation to increase its Commitment or right of first refusal to provide a new or increased Commitment.

(b) The increased or new Commitments shall become effective as of such date on which the relevant Subsequent Advances shall be made (a “Subsequent Advance Date”), as agreed by the Lenders providing such Commitments and Borrower; provided that such Commitments shall be established, and Subsequent Advances may be made in respect thereof, only if, after giving effect to such Commitments and such Subsequent Advances:

(i) the aggregate principal amount of all Subsequent Advances made hereunder (excluding any Net PIK Amount that has been added to the principal amount of the Subsequent Advances) shall not exceed the Maximum Subsequent Advance Amount; and

(ii) each of the conditions set forth in clauses (a)(iv), (d), (e), (g) and (h) of Section 4.01 (the “Specified Conditions”) shall be satisfied.

(c) Each new Lender shall execute a joinder agreement to this Agreement with Borrower and Administrative Agent, in form and substance reasonably satisfactory to each of them.

(d) The Subsequent Advances established pursuant to this Section 2.19 shall constitute Advances under, and shall be entitled to all the benefits afforded by, and subject to all of the obligations of Lenders created under, this Agreement and the other Margin Loan Documentation. The terms and conditions of any Subsequent Advances hereunder, and any Margin Loan Documentation entered into in connection therewith, shall be substantially identical to the terms and conditions of the Initial Advances and the other, analogous Margin Loan Documentation. Notwithstanding anything in Section 10.01 to the contrary, Administrative Agent may make any related administrative or technical changes to the Margin Loan Documentation that Borrower and Administrative Agent determine are necessary or appropriate to effectuate this Section 2.19 and that do not materially and adversely affect the rights or obligations of any Lender.

Article 3
Representations and Warranties

Borrower represents and warrants to Lenders that:

Section 3.01. Organization; Powers. Borrower (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to enter into, and perform its obligations under, the Margin Loan Documentation, and consummate the Transactions, and (iii) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 3.02. Authorization; Enforceability. The Transactions are within the powers of and have been duly authorized by all necessary action by Borrower. Each document included in the Margin Loan Documentation to which it is a party has been duly executed and delivered by Borrower and constitutes a legal, valid and binding obligation of Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03. Governmental Approvals; No Conflicts. The Transactions (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Margin Loan Documentation, (ii) will not violate any Law applicable to Borrower, (iii) will not contravene the Organization Documents of Borrower, Parent, Pubco or Opco, (iv) will not violate or result in a default under any indenture, agreement or other instrument binding upon Borrower, Parent, any Subsidiary of Parent or any of their respective assets, or give rise to a right thereunder to require any payment to be made by any such Person, (v) will not result in the creation or imposition of any Lien on any asset of Borrower, except Liens created pursuant to the Margin Loan Documentation and (vi) will not violate any trading policy of Pubco or Opco applicable to Borrower, including, but not limited to, its “blackout” policy. All consents required under the Organization Documents of Pubco with respect to the Transactions have been obtained.

Section 3.04. Financial Condition. The Borrower Financial Statements delivered to the Lenders are true and correct in all material respects. Borrower has no material assets other than the Collateral and Shares and Units not constituting Collateral nor any outstanding Indebtedness or monetary obligations other than the Obligations.

Section 3.05. Litigation Matters. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Borrower, threatened in writing against Borrower (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.

Section 3.06. Compliance with Laws.

(a) Borrower is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties.

(b) Borrower is in compliance with its reporting obligations under Sections 13 and 16 of the Exchange Act, including in respect of the transactions contemplated hereunder.

(c) The Transactions, including the use of proceeds of the Advances and all actions with respect to the Collateral, comply and will comply with the Margin Regulations.

Section 3.07. Investment Company Status. Borrower is not, and after giving effect to the contemplated Transactions will not be, required to register as an “investment company” under the United States Investment Company Act of 1940.

Section 3.08. Taxes. Borrower has timely filed (taking into account applicable extensions) all income Tax returns and other material Tax returns which are required to be filed by it in all jurisdictions and has paid all material Taxes, assessments, claims, governmental charges or levies imposed on it or its properties which are due and payable (other than any amount (i) the validity of which is currently being contested in good faith, (ii) with respect to which reserves have been provided for in accordance with GAAP and (iii) no Collateral would become subject to forfeiture or loss as a result of such contest). There is no proposed tax assessment asserted in writing against Borrower. Borrower is not party to any tax sharing agreement. Borrower is not a member of an affiliated, consolidated, combined or unitary group. Borrower is treated as an entity disregarded as separate from its owner for U.S. federal income tax purposes. For U.S. federal income tax purposes, Borrower’s sole owner is a U.S. Person that is a partnership for U.S. federal income tax purposes. As of the Closing Date, Borrower is not subject to tax in any jurisdiction other than the United States or any subdivision thereof.

Section 3.09. Disclosure. Borrower has disclosed to each Agent and Lender (x) all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect, and (y) any shareholders’ agreement, investor rights agreement or any voting or other contractual restriction, including any lock-up agreement, relating to the Collateral Equity. All information provided by or on behalf of Borrower to the Agents and Lenders in connection with the negotiation, execution and delivery of this Agreement and the other Margin Loan Documentation or the Transactions is complete and correct in all material respects and does not contain any material misstatement of fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made.

Section 3.10. Agreements. Borrower is not a party to, nor are its assets bound by, any agreement or instrument, other than those permitted under Section 6.10 and the Confidentiality Agreements, and Borrower is not in default under any provision of any such agreement or instrument.

Section 3.11. Solvency. (i) The present fair market value of Borrower’s assets exceeds the total amount of Borrower’s liabilities (including contingent liabilities), (ii) Borrower has capital and assets sufficient to carry on its businesses, (iii) Borrower is not engaged and is not about to engage in a business or a transaction for which its remaining assets are unreasonably small in relation to such business or transaction and (iv) Borrower does not intend to incur or believe that it will incur debts beyond its ability to pay as they become due. Borrower will not be rendered insolvent by the consummation of the Transactions.

Section 3.12. Trading and Other Restrictions.

(a) Borrower owns all of its assets (including all of the Collateral credited to the Collateral Accounts and all of the Collateral pledged pursuant to the Security Agreements) free and clear of Liens, other than Permitted Liens.

(b) Borrower has not made nor consented to, nor is aware of, any registrations, filings or recordations in any jurisdiction evidencing a security interest in any of its properties, including the filing of a register of mortgages, charges and other encumbrances or filings of UCC-1 financing statements, other than with respect to Liens granted to Lenders under the Margin Loan Documentation and Permitted Liens.

(c) Parent owns, through one or more wholly-owned Subsidiaries, 100% of the Equity Interests in Borrower. Parent and Borrower (i) collectively directly owned 100% of the Collateral Units and Collateral B Shares immediately prior to the Transactions, (ii) acquired such Collateral Units and Collateral B Shares directly from Opco and Pubco, respectively and (iii) contributed such Collateral Units and Collateral B Shares to Borrower. Parent is a Delaware limited liability company. Each Lender’s holding period (as determined in accordance with Rule 144) with respect to the Collateral Units, Collateral B Shares and any Redemption Collateral A Shares began no later than the applicable Initial Pledge Date. The Collateral A Shares (other than any Redemption Collateral A Shares) do not constitute “restricted securities” within the meaning of Rule 144.

(d) The Collateral Shares and Collateral Units (i) are not subject to any Transfer Restrictions or Restrictive Conditions, other than Permitted Transfer Restrictions or Permitted Restrictive Conditions, (ii) (x) do not contain any restrictive legends (it being understood that the Issuer Agreements do not constitute “restrictive legends” for this purpose) other than, in the case of the Collateral Units, any legend set forth in the Opco LLC Agreement, and (y) except as set forth in the Issuer Agreements, do not require any opinions from counsel, or the removal of any “stop transfer order,” or the delivery of any documentation (in each case other than as set forth in the Issuer Agreements), prior to the exercise of the Redemption Right with respect to such Collateral Units or the sale of such Collateral A Shares (including any Redemption Collateral A Shares) and (iii) are not subject to any shareholders’ agreement, investor rights agreement or any other similar agreement or any voting or other contractual restriction, other than the Governance Agreement, the Registration Rights Agreement, Pubco’s or Opco’s Organizational Documents and the Issuer Agreements and any Permitted Lock-Up Agreement or Permitted Voting Agreement.

Section 3.13. Subsidiaries. Borrower does not have any Subsidiaries (other than Pubco and Opco.

Section 3.14. Anti-Corruption Laws and Sanctions. Borrower and, to the knowledge of Borrower, its managers, directors, officers, employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of Borrower or, to the knowledge of Borrower, any managers, directors, officers, employees or agents of Borrower is a Sanctioned Person.

Section 3.15. Material Nonpublic Information. As set forth in the Additional Terms Letter.

Section 3.16. Employee Matters. Borrower does not have and has never had (a) any employees and it has never directly contracted with individuals who are not independent contractors, or (b) to maintain, contribute to, or any direct obligation to maintain or contribute to, any Employee Benefit Plan. The Borrower is not reasonably expected to incur any liability under Section 4201 of ERISA or Title IV of ERISA with respect to any Pension Plan (including as a result of its affiliation with any of its ERISA Affiliates), except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 3.17. No Plan Assets. The assets of Borrower do not constitute Plan Assets.

Section 3.18. Conduct of Business. Borrower is not engaged in any business or activity other than (a) holding Shares, Units, Cash and Cash Equivalents and any Other Acceptable Collateral, ministerial activities incidental thereto and otherwise expressly contemplated herein, (b) performing its obligations under the Margin Loan Documentation and the Transactions and (c) payment of Taxes and administrative fees necessary for compliance with this Agreement or the other Margin Loan Documentation. Since August 18, 2017, the Borrower has not (and Borrower has no actual knowledge that it has done any of the following prior to August 18,

2017) (a) engaged in any business or activity other than holding equity investments in the Pubco, the Opco and their predecessor entities and ministerial activities incidental thereto or (b) incurred any Indebtedness or other monetary obligations. Immediately prior to entering into this Agreement, Borrower does not have any liability (contingent or otherwise) to any Person, and no Person may assert any claim of any kind against Borrower.

Section 3.19. Special Purpose Entity. Borrower is in compliance with the Special Purpose Provisions.

Section 3.20. Regulation W. Neither Borrower nor any Affiliate thereof has any contemplated plans to use the proceeds of any Advance to pay any debt owed to, or purchase any assets of, any Person known by it to be a non-bank Affiliate of a Lender in a manner that would cause such Lender to violate Regulation W of the FRB.

Article 4
Conditions of Lending

Section 4.01. Conditions Precedent to Advances on the Closing Date or any Subsequent Advance Date. The obligation of Lenders to make Initial Advances hereunder on the Closing Date or Subsequent Advances hereunder on any Subsequent Advance Date, as the case may be, is subject to satisfaction, or waiver by each Lender hereunder that has a Commitment with respect to such date (and in the case of the Specified Conditions, each other Lender), of the following conditions precedent:

(a) Administrative Agent and each Lender shall have received each of the following documents, duly executed, in each case, in form and substance reasonably satisfactory to Administrative Agent and each of the Lenders:

(i) duly executed counterparts of the Margin Loan Documentation;

(ii) (A) a certificate of Borrower, dated as of the Closing Date or such Subsequent Advance Date, as the case may be, and executed by its respective Authorized Representative, which shall (1) certify the resolutions authorizing the execution, delivery and performance of the Margin Loan Documentation to which it is a party and the Transactions to be consummated by it on such date and (2) contain appropriate attachments, including its Organization Documents and the engagement letter(s) for, or other reasonably satisfactory evidence of the engagement of, an independent director for Borrower, and (B) a long form good standing certificate for Borrower from its jurisdiction of organization;

(iii) a solvency certificate of Borrower from an Authorized Representative thereof, dated as of the Closing Date or such Subsequent Advance Date, as the case may be;

(iv) a favorable opinion of Borrower’s counsel, addressed to Administrative Agent and Lenders, in form and substance reasonably satisfactory to Administrative Agent and each Lender, dated as of the Closing Date or such Subsequent Advance Date, as the case may be;

(v) the results of a recent Lien and judgment search in the jurisdiction of organization of Borrower, and each such search shall reveal no Liens on any of the assets of, or judgments against, Borrower, except for Permitted Liens;

(vi) proper financing statements (Form UCC-1 or the equivalent) for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary to perfect the security interests purported to be created by the Security Agreements;

(vii) FRB Form U-1 or G-3 (as applicable) completed to satisfaction of Lenders and duly executed by Borrower; and

(viii) any information or documentation reasonably requested by any Lender pursuant to Section 10.15.

(b) On or prior to the Closing Date, the Collateral Accounts for the Lenders making the Initial Advances shall have been established by Borrower; Borrower shall have executed and delivered all account opening documentation required by Custodian; 6,100,000 Units and an equivalent number of Class B Shares constituting Acceptable Collateral shall have been pledged under the Security Agreements in favor of each Applicable Lender on a Pro Rata Basis; such Class B Shares and Units shall be free from all Transfer Restrictions (other than Existing Transfer Restrictions) and Restrictive Conditions (other than Existing Restrictive Conditions); and the Collateral Requirement shall have been satisfied in all material respects.

(c) All reasonable and documented out-of-pocket fees or expenses required to be paid under the Margin Loan Documentation on or before the Closing Date or such Subsequent Advance Date, as the case may be, including the Upfront Fee or any analogous fee payable in connection with Advances made on such Subsequent Advance Date, as the case may be, and counsel fees invoiced at least one Business Day prior to such date, shall have been paid on or before such date, or, in the case of the Upfront Fee or analogous fee, Borrower shall have elected to net such amount against the relevant Advances hereunder.

(d) Each of the representations and warranties contained in the Margin Loan Documentation shall be true and correct in all material respects (unless any such representation or warranty is qualified as to materiality, in which case it shall be true and correct in all respects) on and as of the Closing Date or such Subsequent Advance Date, as the case may be, except to the extent that such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such date (unless any such representation or warranty is qualified as to materiality, in which case it shall be true and correct in all respects as of such date).

(e) Borrower shall have delivered to Administrative Agent a certificate from a Responsible Officer of Borrower in the form set forth in Exhibit B hereto, dated as of the Closing Date or such Subsequent Advance Date, as the case may be, which shall contain representations that the conditions set forth in Subsections (b), (d), (g) and (h) of this Section 4.01 have been satisfied.

(f) Borrower shall have delivered to Administrative Agent a Borrowing Notice at least one Business Day prior to the Closing Date or such Subsequent Advance Date, as the case may be.

(g) Immediately after giving effect to the Advances on the Closing Date or such Subsequent Advance Date, as the case may be, (i) the LTV Ratio shall not exceed the Initial LTV Level, (ii) the LTV Ratio (calculated solely for purposes of this clause (ii) without giving effect to any Eligible Letters of Credit) shall not exceed 50% and (iii) all types and amounts of Collateral shall be held on a Pro Rata Basis;

(h) No Mandatory Prepayment Event shall have occurred that has not been cured or waived, and no Default, Event of Default, Collateral Shortfall or Adjustment Determination Period shall have occurred and be continuing, in each case on the Closing Date or such Subsequent Advance Date, as the case may be, and none of the foregoing shall result from such Advances or the application of the proceeds therefrom and any related Collateral deliveries.

(i) The Closing Date shall have occurred no later than September 13, 2024.

(j) Each Lender shall have received, at least three Business Days prior to the Closing Date or such Subsequent Advance Date, as the case may be, all documentation and other information regarding Borrower reasonably requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Act, to the extent requested in writing at least 10 days prior to the Closing Date or such Subsequent Advance Date, as the case may be, and (ii) to the extent Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least three Business Days prior to the Closing Date or such Subsequent Advance Date, if any Lender has requested, in a written notice at least 10 days prior to the Closing Date or such Subsequent Advance Date, as the case may be, a Beneficial Ownership Certification, each Lender shall have received such Beneficial Ownership Certification.

The borrowing of an Advance shall be deemed to constitute a representation and warranty by Borrower on the date thereof as to the matters specified in Subsections (b), (d), (g) and (h) above.

Article 5
Affirmative Covenants of Borrower

On and after the Closing Date and so long as any Obligations remain outstanding (other than unasserted contingent indemnification obligations):

Section 5.01. Financial Statements. Borrower shall furnish to Administrative Agent, or cause to be furnished to Administrative Agent, within 30 days after the end of each calendar quarter, a certificate of Borrower’s Authorized Representative certifying (a) that Borrower’s only assets consist of the Collateral, Cash and Cash Equivalents, (b) the number of Shares and Units Borrower owned as of the last day of such quarter and (c) that Borrower’s only Indebtedness and monetary obligations (other than the Obligations) is listed on a schedule to such certificate; and such additional information regarding the business or financial affairs of Borrower, or compliance with the terms of the Margin Loan Documentation, as Administrative Agent or Lenders may from time to time reasonably request. Borrower shall use commercially reasonable efforts to furnish to Calculation Agent a current account statement of the transfer agent with respect to the Class B Shares constituting Collateral when requested (such request not to exceed once per month).

Section 5.02. Notices of Material Events. Borrower shall furnish to Administrative Agent or cause to be furnished to Administrative Agent, as promptly as reasonably practicable after obtaining actual knowledge thereof, notice of:

(a) the occurrence of any Default, any matter which has resulted or would reasonably be expected to result in a Material Adverse Effect, or the receipt of any notice of any governmental investigation or any litigation commenced or threatened against Borrower, where Borrower is specifically named in such investigation or litigation;

(b) any transaction or event that constitutes, or that, if consummated, would constitute, a Change of Control of Borrower; or

(c) (i) the imposition of, or any event or transaction that, if consummated, would result in the imposition of, any Transfer Restriction (other than Existing Transfer Restrictions) or Restrictive Condition (other than Existing Restrictive Conditions) on the Collateral, (ii) any Facility Adjustment Event, Potential Facility Adjustment Event or Mandatory Prepayment Event or (iii) any Lien (other than Permitted Liens) or “adverse claim” (within the meaning of Section 8-502 of the UCC) made or asserted against any of the Collateral.

In addition, Borrower shall furnish to Administrative Agent at least five Business Days’ prior written notice of any proposed change to its “Independent Director” (as defined in Borrower’s Organization Documents).

Each notice delivered under this Section 5.02 shall be accompanied by a statement of an Authorized Representative of Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03. Existence; Conduct Of Business. Borrower will at all times preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises and governmental authorizations material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

Section 5.04. Payment of Obligations. Borrower (or if Borrower is a disregarded entity for U.S. federal income tax purposes, Borrower’s regarded owner for U.S. federal income tax purposes) shall file all required Tax returns and shall pay and discharge, as and when the same shall become due and payable, all Taxes and any other liabilities imposed upon it or upon its property; provided that no such Tax or liability needs to be paid or discharged if (i) it is being contested in good faith by appropriate proceedings, (ii) reserves, in accordance with GAAP, have been provided for and (iii) no Collateral would become subject to forfeiture or loss as a result of such contest.

Section 5.05. Compliance with Laws. Borrower shall comply with the requirements of all applicable Laws, all orders, writs, injunctions and decrees applicable to it or its property, its Organization Documents, the Organization Documents of Pubco and Opco and any Transfer Restriction applicable to the Collateral Equity. Borrower will maintain policies and procedures reasonably designed to ensure compliance with Anti-Corruption Laws and applicable Sanctions by Borrower and its managers, officers and employees and, in the case of Anti-Corruption Laws, its agents (acting in their capacity as such).

Section 5.06. Provision of Public Information. Notwithstanding anything to the contrary in the Margin Loan Documentation, except as contemplated by the Confidentiality Agreements, Borrower shall not, and shall cause Parent not to, and neither Borrower nor Parent shall be obligated to, provide any Agent or any Lender with any Material Nonpublic Information with respect to Pubco, Opco, their Subsidiaries or their securities in any document or notice delivered pursuant to this Agreement, any other Margin Loan Documentation or any communication pursuant to, or directly related to, this Agreement or any other Margin Loan Documentation, including through any Platform (each a “Communication”) (it being understood that any information required pursuant to Section 5.02 shall not constitute Material Nonpublic Information for purposes of this Section 5.06), and in delivering, or permitting Parent to deliver, any Communication, Borrower shall be deemed to have represented that any such Communication contains no such Material Nonpublic Information. Any Communication in written form shall contain the following sentence at the beginning of such Communication:

“[Sender] hereby represents, warrants and agrees that the following Communication contains no Material Nonpublic Information with respect to Pubco, Opco, their Subsidiaries or their securities (each, as defined in the Margin Loan Agreement dated September 13, 2024 among Borrower, the Lenders party thereto, Morgan Stanley Senior Funding, Inc., as Administrative Agent, and Morgan Stanley & Co. LLC, as Calculation Agent, to which this Communication relates).

[Sender] hereby acknowledges that Administrative Agent may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of Borrower by posting such materials on IntraLinks, Syndtrak, ClearPar, or a substantially similar electronic transmission system.”

Notwithstanding anything to the contrary in the Margin Loan Documentation, Borrower acknowledges and agrees that, except as contemplated by the Confidentiality Agreements, if any Lender or any of such Lender’s Affiliates receives from Borrower or Parent any Material Nonpublic Information at any time in connection with this Agreement or any other Margin Loan Documentation (excluding, for the avoidance of doubt, any such Material Nonpublic Information delivered in connection with matters unrelated to this Agreement and the other Margin Loan Documentation solely to employees of Lender or its Affiliate that Borrower or Parent or their Affiliate reasonably and in good faith believed to be, after due inquiry or based on course of conduct, on the private side of Lender’s (or its Affiliate’s) information barrier), such Lender or such Affiliate may disclose such Material Nonpublic Information publicly, to any potential purchaser of the Collateral or to any other Person.

Section 5.07. Compliance with Exchange Act Requirements. Borrower shall comply in all material respects with its reporting obligations under Sections 13 and 16 of the Exchange Act, in respect of the transactions contemplated hereunder; provided that, except in the case of any Form 3, Form 4 or Form 5 filings that do not disclose any terms of the Facility (other than its existence and the number of Collateral Shares and Collateral Units pledged in respect thereof) or the name of any Agent or Lender, Borrower shall give prior notice to Calculation Agent, who shall give to each Lender prompt notice thereof, of any public filing regarding the Margin Loan Documentation by Borrower and its Affiliates (excluding Pubco, Opco and their respective Subsidiaries for this purpose) and provide Calculation Agent with copies to be distributed to each Lender of any report a reasonable time prior to filing thereof, and (x) except in the case of filings by Pubco, shall comply (or cause its Affiliate (excluding Pubco, Opco and their respective Subsidiaries for this purpose) to comply, as the case may be), or (y) in the case of filings by Pubco that disclose any economic terms of the Facility or attach any Margin Loan Documentation as an exhibit thereto, shall use reasonable efforts to cause Pubco to comply, with any reasonable request of Calculation Agent to seek confidential treatment of any information therein that Calculation Agent considers to be proprietary or sensitive business information.

Section 5.08. Further Assurances. Upon the request of any Applicable Lender through Calculation Agent, Borrower shall execute and/or deliver any additional agreements, documents and instruments, and take such further actions as the Applicable Lender may reasonably determine necessary in order to ensure that the Collateral Requirement is satisfied.

Section 5.09. Books and Records. Borrower shall keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its respective business and activities.

Section 5.10. Special Purpose Entity; Maintenance of Separateness. Borrower shall comply with the Special Purpose Provisions.

Section 5.11. Payment of PIK; Prepayment of Interest. Not later than five Business Days following any receipt by Borrower or any Affiliate thereof of Cash from any sale of Collateral Equity (such term including, for purposes this Section 5.11, any Shares or Units that previously were Collateral Shares or Collateral Units, as the case may be, but have ceased to be Collateral Shares or Collateral Units, as the case may be, at the time of such sale), and not later than the next Interest Payment Date following any receipt by Borrower or any Affiliate thereof of Cash in respect of Collateral Equity for any other reason (including, without limitation, any payment of dividends on Collateral Equity, but excluding any Cash released under the proviso in Section 2.06(d)(ii)), if any interest has accrued on the Advances (including with respect to the then-current Calculation Period) as of the day of such receipt and such interest remains unpaid, or the Net PIK Amount is greater than zero Dollars as of the day of such receipt, Borrower shall cause such Cash to be contributed or paid, as applicable, to Borrower, if applicable, and paid to Administrative Agent, in accordance with Section 2.11, to the extent necessary to, first, pay such accrued and unpaid interest and, second, reduce the Net PIK Amount to zero Dollars (and pay any amount required under Section 2.07(f)).

Section 5.12. Independent Director. Borrower shall ensure, at all times, that Borrower has an “Independent Director” (as defined in Borrower’s Organization Documents, as in effect on the date hereof), and that the fees and expenses under the engagement letter for such “Independent Director” are paid as and when they become due.

Section 5.13. ERISA Plan Assets. Borrower agrees to promptly notify the Administrative Agent if the assets of Borrower constitute or may reasonably be expected to constitute Plan Assets as advised by counsel to Borrower.

Section 5.14. Assignment and Assumption of Margin Loan Agreement. As promptly as reasonably practicable after the consummation (or earlier termination) of the Wildcat Transaction, Borrower shall use commercially reasonable efforts to cause its rights and obligations under the Margin Loan Documentation to be assigned to and assumed by, and the Collateral to be transferred to, a newly formed special purpose entity organized in the State of Delaware that is a wholly owned subsidiary of Borrower or an Affiliate thereof subject to arrangements reasonably acceptable to each Lender (including receipt by each Lender of all documentation and other information regarding such newly formed special purpose entity reasonably requested by it in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Act, and, to the extent Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification) and that, at the time of such assignment and assumption, would be in compliance with the representations, warranties and covenants of Borrower in the Margin Loan Documentation (other than in Section 3.15 hereof) as if such entity were Borrower and such representations and warranties were made on such date. Each Agent and Lender agrees to cooperate reasonably with Borrower in effecting such transactions, including by entering into new or amended Margin Loan Documentation on terms reasonably satisfactory to each Agent and Lender.

Article 6
Negative Covenants

On and after the Closing Date and so long as any Obligations (other than unasserted contingent indemnification obligations) remain outstanding:

Section 6.01. Indebtedness. Borrower shall not create, incur, assume or suffer to exist any Indebtedness, other than the Obligations under the Margin Loan Documentation.

Section 6.02. Liens. Borrower shall not create, incur, assume or suffer to exist any Lien upon the Collateral, except for Permitted Liens. Borrower shall not create, incur, assume or suffer to exist any Lien on any other property or asset owned by it, except for Permitted Liens.

Section 6.03. Business Activities. Borrower shall not engage in any business or activity other than (a) holding the Shares, Units, Cash, Cash Equivalents and any Other Acceptable Collateral, ministerial activities incidental thereto or otherwise expressly permitted hereunder, and (b) performing its obligations under the Margin Loan Documentation and the Transactions or pursuant to its Organization Documents. Borrower shall not engage in any merger, consolidation, amalgamation or similar transaction.

Section 6.04. Investments and Acquisitions. Borrower shall not purchase, hold or acquire (including pursuant to any merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger or otherwise), other than Shares, Units, Cash Equivalents and any Other Acceptable Collateral.

Section 6.05. Distributions. Borrower shall not make any dividend, distribution or other payment in respect of its Equity Interests (including in connection with any repurchase thereof), unless (x) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (y) the property or assets delivered by Borrower in respect of such dividend, distribution or payment does not constitute Collateral (including, for the avoidance of doubt, as a result of a release in accordance with Section 2.06(d)).

Section 6.06. Investment Company. Borrower shall not be required to register as an “investment company” under the United States Investment Company Act of 1940, as amended.

Section 6.07. No Amendment of Organization Documents. Borrower shall not consent to or permit any amendment, supplement, modification or waiver of any of the terms or provisions of its Organization Documents (i) (a) relating to the power to enter into, and perform its obligations under, the Margin Loan Documentation, (b) corresponding to the Special Purpose Provisions or the provisions set forth in this Article 6, or (c) relating to the “Independent Director” (as defined therein), without the written consent of Calculation Agent, or (ii) if such amendment, supplement, modification or waiver (a) would materially impair or diminish, or circumvent, any term or provision described in clause (i) above or (b) could reasonably be expected to result in a Material Adverse Effect, in each case as reasonably determined by Calculation Agent, without the written consent of Required Lenders.

Section 6.08. Transactions with Affiliates. Borrower shall not sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except transactions that (a) (i) are incidental to holding the Shares, Units, Cash, Cash Equivalents and Other Acceptable Collateral and performing its obligations under the Margin Loan Documentation and the Transactions or (ii) are sales of Shares or Units to Pubco or Opco or their Subsidiaries and (b) are on terms and conditions substantially as favorable to Borrower as could be obtained on an arm’s-length basis from unrelated third-parties; provided that this Section 6.08 shall not prohibit (x) contributions of Cash, Cash Equivalents, Shares, Units or any Other Acceptable Collateral, directly or indirectly, from Parent and/or any intermediate holding company of Borrower to Borrower or (y) distributions that are permitted under Section 6.05.

Section 6.09. Formation of Subsidiaries. Borrower shall not form, create, organize, incorporate or acquire any Subsidiaries.

Section 6.10. Agreements. (i) Borrower shall not enter into any agreement other than (w) the Organization Documents of Borrower and the engagement letter with respect to the “Independent Director” (as defined in such Organization Documents), (x) the Margin Loan Documentation and any Permitted Lock-Up Agreement or Permitted Voting Agreement, (y) routine administrative agreements entered into in the ordinary course of Borrower’s business, provided that Borrower shall not have any monetary obligations under such administrative agreements exceeding, in the aggregate, $1,000,000 per annum (excluding any fees or expenses paid on or around the Closing Date or any Subsequent Advance Date out of the proceeds of the Advances) and (z) any agreement or agreements relating to any Permitted Sale Transactions; provided that, in the case of clause (z), Borrower shall not have any obligations thereunder, other than the obligation to deliver Shares or Units substantially contemporaneously with the deposit of the related Required Sale Proceeds Amount (if any) into the relevant Collateral Accounts (or pursuant to escrow arrangements reasonably acceptable to the Lenders) and as are customary for underwriting agreements and certificates and other documentation thereunder relating to such Permitted Sale Transactions (it being understood that any indemnity provided by Borrower therein shall only relate to information contained in the relevant offering document, if any, relating to Borrower and the Shares or Units sold by Borrower), and (ii) Borrower shall not enter into or suffer the existence of any shareholders’ agreement, investor rights agreement or any voting or other contractual restriction with respect to the Collateral Equity other than the Governance Agreement, the Registration Rights Agreement, Pubco’s or Opco’s Organizational Documents, the Issuer Agreements and any Permitted Lock-Up Agreement or Permitted Voting Agreement.

Section 6.11. No Impairment of Collateral Equity. Borrower shall not take any action that would impair any Applicable Lender’s security interest in the Collateral Equity or its ability to exercise remedies against the Collateral Equity (including without limitation by imposing any Transfer Restrictions or Restrictive Conditions on the Collateral Equity, or entering into any shareholders’ agreement other than the Governance Agreement or a lock-up agreement other than a Permitted Lock-Up Agreement, but excluding, for the avoidance of doubt, any Permitted Lock-Up Agreement or any Permitted Voting Agreement), other than amendments to Pubco’s or Opco’s Organization Documents that give rise to Permitted Transfer Restrictions or Permitted Restrictive Conditions.

Section 6.12. Compliance with Margin Regulations. Borrower shall not, and shall cause its Affiliates not to, take any action with respect to the proceeds of any Advance or any Collateral that is in violation of the Margin Regulations.

Section 6.13. Sanctions and Anti-Corruption. Borrower shall not use the proceeds of any Advance (a) in violation of any applicable Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, business or transaction would be prohibited by Sanctions if conducted by a corporation required to comply with Sanctions or (c) in any manner that would result in a violation of Sanctions by any Person.

Section 6.14. Tax Status. Without the written consent of Administrative Agent, Borrower shall not (a) change its status as an entity disregarded as separate from its sole owner that is a U.S. Person for U.S. federal income tax purposes, (b) change the jurisdiction of its organization other than to the United States or any subdivision thereof, (c) become a resident for tax purposes in any jurisdiction other than the United States or any subdivision thereof and (d) become a member of any consolidated, combined, unitary or similar group or file an income tax return with any Person.

Section 6.15. Future Financings. Borrower shall not, and shall cause Parent and its other Affiliates (excluding Pubco, Opco and their respective Subsidiaries for this purpose) not to, directly or indirectly, grant, or suffer to exist, any Lien on any Shares or Units that do not constitute Collateral to secure any obligation of Borrower, Parent or any Affiliate (excluding Pubco, Opco and their respective Subsidiaries for this purpose) thereof, except pursuant to the Margin Loan Documentation.

Section 6.16. Employee Matters. Borrower shall not establish, maintain, contribute to or incur any obligation to contribute to any Employee Benefit Plan.

Article 7
Events of Default

Section 7.01. Events of Default. If any of the following events (“Events of Default”) shall occur:

(a) any principal of any Advance is not paid when and as the same shall become due and payable, including pursuant to Section 2.06(b), whether at the due date thereof or a date fixed for prepayment thereof, upon acceleration or otherwise;

(b) a Collateral Shortfall occurs and Borrower does not cure such Collateral Shortfall prior to the applicable Cure Time, as set forth in Section 2.06(c);

(c) any interest on any Advance or any fee or any other amount (other than an amount referred to in Section 7.01(a)) payable under any Margin Loan Documentation is not paid when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(d) any representation or warranty made or deemed made by or on behalf of Borrower or Parent herein or in the other Margin Loan Documentation or any amendment or modification hereof or thereof or waiver hereunder or thereunder shall prove to have been materially incorrect (or any such representation or warranty that is qualified as to materiality, shall prove to have been incorrect) when made or deemed made;

(e) (i) Parent shall default in the performance of or compliance with any term contained in the Parent Representation Letter or (ii) Borrower shall fail to perform or observe (a) any covenant, condition or agreement in Section 5.02(a)(i), Section 5.02(c)(ii), Section 5.03, Section 5.10, Section 5.11, Section 5.12 or Article 6 of this Agreement or Section 6 of any Security Agreement or (b) any other covenant, condition or agreement contained herein or in any other Margin Loan Documentation and, in the case of this sub-clause (ii)(b), such failure shall continue unremedied for a period of 30 calendar days after the earlier of (x) the date on which Borrower receives notice of such failure from Calculation Agent (or, if Calculation Agent fails to deliver such notice by 6:00 p.m. on the date of the relevant breach, any Lender) and (y) the date on which Borrower otherwise becomes aware of such failure;

(f) Borrower admits in writing its inability or fails generally to pay its debts as they become due; Borrower institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors, or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of Borrower and the appointment continues undischarged or unstayed for 60 calendar days; any proceeding under any Debtor Relief Law relating to Borrower or to all or any material part of its property is instituted without the consent of Borrower and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or Borrower, Parent or any of their respective Affiliates shall take any action to authorize any of the actions set forth above in this Section 7.01(f);

(g) any material provision of any Margin Loan Documentation for any reason ceases to be valid, binding and enforceable in accordance with its terms (or Borrower or Parent or,

solely with respect to the Issuer Agreements, Pubco or Opco, shall challenge in writing the enforceability of any Margin Loan Documentation or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Margin Loan Documentation has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms);

(h) (i) any of the Security Agreements shall for any reason (other than the failure of the Applicable Lender to take any action within its control) fail to create a valid and perfected first priority Lien in the Collateral (subject to no other Lien, other than Permitted Liens), except as permitted by the terms of the Margin Loan Documentation; or (ii) any of the Security Agreements shall fail to remain in full force or effect;

(i) (i)(A) one or more final judgments for the payment of money in an aggregate amount in excess of the applicable Threshold Amount shall be rendered against Borrower and (B) (a) the same shall remain undischarged for a period of 10 consecutive calendar days during which execution shall not be effectively stayed, (b) the same is not subject to further appeal or (c) any legal action shall be taken by a judgment creditor to attach or levy upon any assets of Borrower to enforce any such judgment or (ii)(A) any final non-monetary judgments or orders which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect shall be rendered against Borrower and (B) (a) Borrower shall fail within 10 calendar days, during which execution shall not be effectively stayed, to discharge such judgments or orders, (b) such judgments or orders are not subject to further appeal or (c) any legal action shall be taken to enforce such judgments or orders;

(j) the assets of Borrower constitute Plan Assets and such condition results in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code subjecting any Lender to any tax or penalty on prohibited transactions imposed under Section 4975 of the Code or Section 502(i) of ERISA; or

(k) any event occurs with respect to any Pension Plan that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;

then (x) with the consent of the Required Lenders, Calculation Agent may (and at the request of the Required Lenders, Calculation Agent shall), and (y) in the case of an Event of Default of the type set forth in Section 7.01(a), Section 7.01 (b), Section 7.01(c) or Section 7.01(h) or an Event of Default relating to a provision of the Margin Loan Documentation that would require the consent of each Lender to amend or waive under Section 10.01, any Lender may, notify Borrower thereof (such notice, an “Event of Default Notice”) with a copy to all other Lenders and, following the delivery of such Event of Default Notice, any Lender may (i) declare such Lender’s Advances, together with all accrued and unpaid interest thereon and any fees or other amounts due under the Margin Loan Documentation to such Lender, to be forthwith due and payable, whereupon such amounts shall become and be forthwith due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by Borrower and (ii) declare such Lender’s Commitment to be terminated, whereupon the same shall forthwith terminate; provided, however, that upon the occurrence of an Event of Default of the type set forth in Section 7.01(f), (x) the Total Accrued Loan Amount shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by Borrower and (y) all Commitments shall be automatically terminated. Upon the occurrence and the continuance of an Event of Default of the type set forth in Section 7.01(f) or an Event of Default in respect of which Borrower has received an Event of Default Notice, any Lender may exercise any rights and remedies provided to such Lender under the Margin Loan Documentation (including the enforcement of any and all Liens created in favor of such Lender pursuant to the Security Agreements) or at law or equity, including all remedies provided under the UCC.

Section 7.02. Lenders’ Rights with Respect to Collateral.

(a) For the avoidance of doubt, following the delivery of an Event of Default Notice or following the occurrence, and during the continuance, of an Event of Default of the type set forth in Section 7.01(f), each Lender may choose to exercise any remedies provided for herein or in any other Margin Loan Documentation, or refrain from exercising such remedies, in its sole discretion with respect to the Collateral subject to its control under a Control Agreement or otherwise pledged to it (including by virtue of an agency relationship with any Applicable Lender). No Lender shall have any fiduciary or other duties to the other Lenders in connection with the exercise of remedies against the Collateral securing the Obligations owing to such Lender or otherwise and no Lender shall interfere with such exercise of remedies or claim (or support any claim by any third-party) that a sale or other disposition of any Lender’s Collateral by or on behalf of such Lender was not commercially reasonable. Any Lender that has become an Accelerating Lender (other than upon the occurrence of any event in Section 7.01(f)) shall promptly notify each Agent thereof.

(b) In connection with any permitted assignment by a Lender, Borrower agrees to, as promptly as practicable, (i) establish a separate Collateral Account with Custodian, (ii) enter into a Control Agreement (in a form substantially identical to the other relevant Control Agreements) in favor of the assignee with respect to such Collateral Account, (iii) enter into a Security Agreement (in a form substantially identical to the other relevant Security Agreements) granting a Lien in favor of the assignee over such assignee’s Applicable Percentage of the Collateral of each type, (iv) if reasonably requested by Custodian, enter into a customer account agreement or other agreement with such intermediary, (v) make appropriate amendments to this Agreement and the other Margin Loan Documentation to reflect any administrative or technical changes as are reasonably requested by the assigning Lender, the assignee or Administrative Agent, which do not adversely affect Borrower’s rights or obligations hereunder and (vi) in the event the assigning Lender cannot transfer its rights under any Eligible Letter of Credit without the consent of the issuing bank (which issuing bank has not provided consent), cause the termination or reduction in the stated amount, as the case may be, of such existing Eligible Letter of Credit, and the issuance of a new Eligible Letter of Credit in favor of the assignee, in each case, with respect to such proportion of the stated amount of the original Eligible Letter of Credit as the assigned portion of the Advances bears to all Advances held by the assignor. In connection with any assignment by a Lender of all of its Advances hereunder, Borrower agrees that such Lender’s rights and obligations under the other Margin Loan Documentation may be assigned to the assignee. If any Lender notifies Borrower that it intends to enter into an assignment or participation with a Permitted Assignee at any time prior to the termination of the Confidentiality Agreements, Borrower shall promptly enter into a Confidentiality Agreement with such prospective assignee or participant and disclose such information it reasonably deems to be necessary to comply with applicable securities laws (which information shall be subject to such Confidentiality Agreements) to such prospective assignee or participant.

(c) Notwithstanding anything to the contrary contained in the Margin Loan Documentation, Borrower, Administrative Agent and each Lender hereby agree that (i) during the continuance of an Event of Default and (except in the case of an Event of Default of the type set forth in Section 7.01(f)) following the delivery of an Event of Default Notice, such Lender shall have the right individually to require Custodian (or the Applicable Lender acting as agent of such Lender for purposes of perfection, if applicable) or take other steps to realize upon any of the Collateral subject to such Lender’s control or otherwise pledged to it and to apply the proceeds thereof to the repayment of such Lender’s Advances outstanding and any other Obligations owing to such Lender and (ii) in the event of a foreclosure or similar enforcement action by such Lender on its Collateral pursuant to a public or private sale or other disposition (including pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), such Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition. Following the delivery of an Event of Default Notice or following the occurrence, and during the continuance, of an Event of Default of the type set forth in Section 7.01(f), each Lender agrees with, and solely for the benefit of, each other Lender that it will draw the full amount available to be drawn under any Eligible Letters of Credit that have been provided to such Lender and will cause the proceeds thereof to be applied in accordance with Section 2.11.

(d) Notwithstanding anything to the contrary contained in the Margin Loan Documentation, when all Obligations owing to any Lender have been paid in full, upon request of Borrower, such Lender shall (without notice to, or vote or consent of, any other Lender) take such actions as shall be reasonably required to release its security interest in all Collateral under such Lender’s control or otherwise pledged to it.

(e) Each Lender agrees that it will not challenge or question or support any other Person in challenging or questioning in any proceeding the validity, attachment, perfection or priority of any Lien of any other Applicable Lender under any Security Agreement or the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement.

(f) Each Lender agrees with, and solely for the benefit of, each other Lender that it will not take any Bankruptcy Action with respect to Borrower.

Article 8
Reserved

Article 9
Agents

Section 9.01. Authorization and Authority. Each Lender hereby irrevocably appoints the applicable entity named herein as Administrative Agent and Calculation Agent to act on its behalf as Administrative Agent and as Calculation Agent, as applicable, under the Margin Loan Documentation and authorizes each Agent to take such actions on such Lender’s behalf and to exercise such powers as are delegated to such Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article 9 are solely for the benefit of the Agents and the Lenders, and Borrower shall not have rights as third-party beneficiary or otherwise of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Margin Loan Documentation (or any other similar term) with reference to Administrative Agent or Calculation Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 9.02. Agent Individually.

(a) Each Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not such Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each Person serving as an Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower or other Affiliates thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

(b) Each Lender understands that each Person serving as an Agent, acting in its individual capacity, and its Affiliates (collectively, an “Agent’s Group”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Section 9.02 as “Activities”) and may engage in the Activities with or on behalf of the Borrower or its Affiliates. Furthermore, an Agent’s Group may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for its own account or on behalf of others (including the Borrower and its Affiliates and including holding, for its own account or on behalf of others, equity, debt and similar positions in the Borrower or its Affiliates), including trading in or holding long, short or derivative positions in securities, loans or other financial products of one or more of the Borrower and its Affiliates. Each Lender understands and agrees that in engaging in the Activities, an Agent’s Group may receive or otherwise obtain information concerning the

Borrower or its Affiliates (including information concerning the ability of the Borrower to perform its obligations hereunder or under the other Margin Loan Documentation) which information may not be available to any of the Lenders that are not members of an Agent’s Group. No Agent nor any member of such Agent’s Group shall have any duty to disclose to any Lender or use on behalf of the Lenders, and shall not be liable for the failure to so disclose or use, any information whatsoever about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower or any Affiliate thereof) or to account for any revenue or profits obtained in connection with the Activities, except that an Agent shall deliver or otherwise make available to each Lender such documents as are expressly required by this Agreement to be transmitted by an Agent to the Lenders.

(c) Each Lender further understands that there may be situations where members of an Agent’s Group or their respective customers (including Borrower and its Affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Lenders (including the interests of the Lenders hereunder). Each Lender agrees that no member of an Agent’s Group is or shall be required to restrict its Activities as a result of the Person serving as an Agent being a member of such Agent’s Group, and that each member of an Agent’s Group may undertake any Activities without further consultation with or notification to any Lender. None of (i) the Margin Loan Documentation, (ii) the receipt by an Agent’s Group of information (including Information) concerning Borrower or its Affiliates (including information concerning the ability of Borrower to perform its obligations hereunder and under the other Margin Loan Documentation) nor (iii) any other matter shall give rise to any fiduciary, equitable or contractual duties (including any duty of trust or confidence) owing by an Agent or any member of such Agent’s Group to any Lender including any such duty that would prevent or restrict an Agent’s Group from acting on behalf of customers (including Borrower or its Affiliates) or for its own account.

Section 9.03. Duties of the Agents; Exculpatory Provisions.

(a) An Agent’s duties hereunder and under the other Margin Loan Documentation are solely ministerial and administrative in nature and no Agent shall have any duties or obligations except those expressly set forth herein or therein. Without limiting the generality of the foregoing, an Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, and an Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, but shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written direction of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein), provided that an Agent shall not be required to take any action or refrain from acting if, in its opinion or the opinion of its counsel, taking such action or so refraining from acting, as the case may be, may expose such Agent or any of its Affiliates to liability or would, as determined by such Agent in good faith, be contrary to this Agreement or applicable Law.

(b) Other than an action or obligation expressly set forth herein, no Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. No Agent shall be deemed to have knowledge of any Facility Adjustment Event, Potential Facility Adjustment Event, Mandatory Prepayment Event, Default or Event of Default or the event or events that give or may give rise to any Mandatory Prepayment Event, Default or Event of Default unless and until Borrower or any Lender shall have given notice to such Agent describing such Facility Adjustment Event, Potential Facility Adjustment Event, Mandatory Prepayment Event, Default or Event of Default and such event or events.

(c) No Agent nor any member of an Agent’s Group shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement or any other Margin Loan Documentation, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Facility Adjustment Event, Potential Facility Adjustment Event, Mandatory Prepayment Event, Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Margin Loan Documentation or any other agreement, instrument or document or the perfection or priority of any Lien or security interest created or purported to be created hereby or thereby or (v) the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to an Agent.

(d) Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Competitors or Affiliated Lenders. Without limiting the generality of the foregoing, Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Competitor or an Affiliated Lender or (y) have any liability with respect to or arising out of any assignment or participation of Advances, or disclosure of confidential information, to any Competitor or Affiliated Lender.

(e) Nothing in this Agreement shall require an Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any Person on behalf of any Lender and each Lender confirms to the Agents that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by an Agent or any of its Related Parties.

Section 9.04. Reliance by Agent. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement,

instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of any Advance that by its terms must be fulfilled to the satisfaction of a Lender, each Agent may presume that such condition is satisfactory to such Lender unless an officer or Authorized Representative of an Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender prior to the making of such Advance. Each Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05. Delegation of Duties. An Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Margin Loan Documentation by or through any one or more sub-agents appointed by such Agent, and such Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties, provided, in each case, that no such delegation to a sub-agent or a Related Party shall release an Agent from any of its obligations hereunder. Each such sub-agent and the Related Parties of an Agent and each such sub-agent shall be entitled to the benefits of all provisions of this Article 9 and Margin Loan Documentation (as though such sub-agents were an “Agent” hereunder and under the other Margin Loan Documentation) as if set forth in full herein with respect thereto. No Agent shall be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that (i) such Agent acted with gross negligence or willful misconduct or otherwise materially breached any Margin Loan Documentation in the selection of such sub-agents or (ii) any losses, claims, damages, liabilities or related expenses have resulted from the gross negligence, bad faith or willful misconduct of, or a material breach of any Margin Loan Documentation by, such Agent or sub-agent.

Section 9.06. Resignation of Agent. An Agent may at any time give notice of its resignation to the Lenders and Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Borrower (unless an Event of Default shall have occurred and be continuing (and not have been cured or waived)), to appoint a successor, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank with an office in New York, New York. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (such 30-day period, the “Lender Appointment Period”), then the retiring Agent may on behalf of the Lenders appoint a successor Agent meeting the qualifications set forth above. In addition and without any obligation on the part of the retiring Agent to appoint, on behalf of the Lenders, a successor Agent, the retiring Agent may at any time upon or after the end of the Lender Appointment Period notify Borrower and the Lenders that no qualifying Person has accepted appointment as successor Agent and of the effective date of such retiring Agent’s resignation which effective date shall be no earlier than three Business Days after the date of such notice. Upon the resignation effective date established in such notice and regardless of whether a successor Agent has been appointed and accepted such appointment, the retiring Agent’s resignation shall nonetheless become effective and (i) the retiring Agent shall be discharged from its duties and obligations as an Agent hereunder and under the other Margin Loan Documentation but shall not be relieved of any of its obligations as a Lender and (ii) all payments, communications and determinations provided to be made by, to or through such Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section 9.06. The successor shall be consented to by Borrower at all times other than during the existence of an Event of Default that has not been cured or waived (which consent of Borrower shall not be unreasonably withheld or delayed). Upon the acceptance of a successor’s appointment as an Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties as an Agent of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations as an Agent hereunder and/or under the other Margin Loan Documentation but shall not be relieved of any of its obligations as a Lender (if not already discharged therefrom as provided above in this Section 9.06). The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Margin Loan Documentation, the provisions of this Article 9 shall continue in effect for the benefit of such retiring Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as an Agent. Notwithstanding anything herein to the contrary, if at any time any Agent ceases to be a Lender hereunder, such Agent shall be deemed to have provided its notice of resignation, which notice shall be automatically effective as of the date such Agent ceased to be a Lender hereunder.

Section 9.07. Non-Reliance on Agents and Other Lenders.

(a) Each Lender confirms to the Agents, each other Lender and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on the Agents, any other Lender or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (x) entering into this Agreement, (y) making its portion of the Facility and (z) taking or not taking actions hereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making its portion of the Facility is suitable and appropriate for it.

(b) Each Lender acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Margin Loan Documentation, (ii) it has, independently and without reliance upon the Agents, any other Lender or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information as it has deemed appropriate and (iii) it will, independently and without reliance upon the Agents, any other Lender or any of their respective Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement and the other Margin Loan Documentation based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:

(i) the financial condition, status and capitalization of the Borrower;

(ii) the legality, validity, effectiveness, adequacy or enforceability of this Agreement and the other Margin Loan Documentation and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with this Agreement;

(iii) determining compliance or non-compliance with any condition hereunder to the making of the Advances and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition; or

(iv) the adequacy, accuracy and/or completeness of any other information delivered by the Agents, any other Lender or by any of their respective Related Parties under or in connection with this Agreement, the other Margin Loan Documentation, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with this Agreement.

Section 9.08. Other Acceptable Collateral. Calculation Agent shall not consent to any property or securities being included as Other Acceptable Collateral, or determine the Other Acceptable Collateral Haircut, without the written consent of each other Lender party hereto.

Section 9.09. Removal of Agents.

(a) At any time, if (i) following the occurrence of an Event of Default, Calculation Agent shall fail to send an Event of Default Notice when required at the request of the Required Lenders by 8:00 p.m. on the Scheduled Trading Day that such request is sent to Calculation Agent (or by 9:00 a.m. on the Scheduled Trading Day following such request, if such request is made after 5:00 p.m. on a Scheduled Trading Day or on a day that is not a Scheduled Trading Day), (ii) following the occurrence of a Mandatory Prepayment Event, Calculation Agent shall fail to deliver a Mandatory Prepayment Event Notice in connection therewith by 8:00 p.m. on the Scheduled Trading Day that any Lender requests Calculation Agent to send such notice (or by 9:00 a.m. on the Scheduled Trading Day following such request, if such request is made after 5:00 p.m. on a Scheduled Trading Day or on a day that is not a Scheduled Trading Day) or (iii) following the occurrence of a Collateral Shortfall on any Scheduled Trading Day, Calculation Agent shall fail to send a Collateral Call Notice by 8:00 p.m. on such Scheduled Trading Day, in each case of clause (i) through (iii) above, the Required Lenders shall have the right to remove Calculation Agent and appoint a successor thereto, which shall be one of the Lenders party hereto on the Closing Date or an Affiliate thereof (provided that, for purposes of this Section 9.09, any determination that (x) is expressed herein to be made by the Calculation Agent or Administrative Agent and (y) is relevant to the determination of whether an Event of Default, Mandatory Prepayment Event or Collateral Shortfall has occurred may be made by the Required Lenders, notwithstanding any prior determination by the Calculation Agent or Administrative Agent to the contrary with respect to such matter, provided further that any such determination must be made by the Required Lenders in good faith and in a commercially reasonable manner).

(b) At any time, if (i) (A) the Required Lenders shall have delivered a written request, pursuant to Section 9.03(a), for any Agent to take any action hereunder, and (B) such Agent shall have failed to take such action (other than in accordance with the proviso set forth in Section 9.03(a)) by 8:00 p.m. on the Scheduled Trading Day that such request is sent to such Agent (or by 9:00 a.m. on the Scheduled Trading Day following such request, if such request is made after 5:00 p.m. on a Scheduled Trading Day or on a day that is not a Scheduled Trading Day), (ii) (A) the Required Lenders shall have delivered a written request, pursuant to Section 9.03(a), for any Agent to refrain from taking any action hereunder and (B) such Agent shall have nonetheless taken such action (other than in accordance with the proviso set forth in Section 9.03(a)), (iii) the Required Lenders have requested that Calculation Agent submit any proposed calculation, adjustment or determination to Borrower in accordance with Section 10.01 or Section 10.18(b) (including, for the avoidance of doubt, a request by the Required Lenders to Calculation Agent to submit proposed adjustments in respect of a Facility Adjustment Event or Potential Facility Adjustment Event that the Required Lenders determine to have occurred, provided that any such determination must be made by the Required Lenders in good faith and in a commercially reasonable manner) and Calculation Agent shall fail to submit such calculation, adjustment or determination by 8:00 p.m. on the Scheduled Trading Day that such request is sent to the Calculation Agent (or by 9:00 a.m. on the Scheduled Trading Day following such request, if such request is made after 5:00 p.m. on a Scheduled Trading Day or on a day that is not a Scheduled Trading Day) or (iv) an Insolvency Event shall occur with respect to any Agent or its ultimate parent, in each case of clause (i) through (iv) above, the Required Lenders shall have the right to remove such Agent and appoint a successor thereto, which shall be one of the Lenders party hereto on the Closing Date or an Affiliate thereof.

(c) At any time, if the Required Lenders replace Calculation Agent pursuant to this Section 9.09 and Administrative Agent is the same entity as, or an Affiliate of, the removed Calculation Agent, the Required Lenders shall also remove Administrative Agent and appoint a successor thereto, which shall be one of the Lenders party hereto on the Closing Date or an Affiliate thereof.

(d) Any removal of an Agent and appointment of a successor thereto pursuant to this Section 9.09 shall be effective upon notice by such proposed successor Agent to the removed Agent and Borrower on behalf of the Required Lenders, whereupon (i) the current Agent shall be discharged from its duties and obligations as an Agent hereunder and under the Margin Loan Documentation, but shall not be relieved of any of its obligations as a Lender and (ii) the successor shall succeed to and become vested with all of the rights, powers, privileges and duties as the applicable Agent.

Section 9.10. Erroneous Payments.

(a) If Administrative Agent notifies a Lender, or any Person who has received funds on behalf of a Lender (any such Lender or other recipient, but in any event excluding Borrower and its Affiliates, a “Payment Recipient”) that Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of Administrative Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Payment Recipient hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by Administrative Agent (or any of its Affiliates), or (z) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i) (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Payment Recipient shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within ten Business Days of the date of such payment) notify Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying Administrative Agent pursuant to this Section 9.10(b).

(c) Each Lender hereby authorizes Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Margin Loan Documentation, or otherwise payable or distributable by Administrative Agent to such Lender from any source, against any amount due to Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by Administrative Agent for any reason, after demand therefor by Administrative Agent in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon Administrative Agent’s notice to such Lender at any time, (i) such Lender shall be deemed to have assigned its Advances (but not its Commitments) of the relevant class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as Administrative Agent may specify) (such assignment of the Advances (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by Administrative Agent in such instance), and is hereby (together with Borrower) deemed to execute and deliver an assignment and assumption (or, to the extent applicable, an agreement incorporating an assignment and assumption by reference pursuant to an approved electronic platform as to which Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any notes evidencing such Advances to Borrower or Administrative Agent, (ii) Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, Administrative Agent as the assignee Lender shall become a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender and (iv) Administrative Agent may reflect in the Register its ownership interest in the Advances subject to the Erroneous Payment Deficiency Assignment. Administrative Agent may, in its discretion, sell any Advances acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such loan (or portion thereof), and Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any Payment Recipient that receives funds on its behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that Administrative Agent has sold an Advance (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether Administrative Agent may be equitably subrogated, Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender under the Margin Loan Documentation with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e) The parties hereto agree that an Erroneous Payment shall not be deemed to pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by Borrower, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by Administrative Agent from Borrower for the purpose of satisfying such Obligations.

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine

(g) Each party’s obligations, agreements and waivers under this Section 9.10 shall survive the resignation or replacement of Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Margin Loan Documentation.

(h) Notwithstanding anything to the contrary herein, neither Borrower nor any of its Affiliates shall have any obligations or liabilities directly or indirectly arising out of this Section 9.10, and Administrative Agent expressly agrees, on behalf of itself and its Affiliates, that Section 10.04 shall not apply to any Erroneous Payment. In no event shall the making of any Erroneous Payment, or any fees, costs and expenses of Administrative Agent or any of its Affiliates incurred in connection with any recovery or attempted recovery thereof, increase the Obligations of Borrower hereunder.

Article 10
Miscellaneous

Section 10.01. Amendments; Adjustments. Neither this Agreement nor any of the other Margin Loan Documentation nor any provision hereof or thereof may be waived, amended, modified or supplemented, nor any consent granted to any deviation to the terms hereof or thereof, except pursuant to an agreement or agreements in writing entered into by the Required Lenders and Borrower, and acknowledged by Administrative Agent; provided that:

(a) no such amendment, waiver, modification, supplement or consent shall, without the consent of each Lender party hereto:

(i) waive any condition set forth in Section 2.19 or Section 4.01 (provided that, with respect to Section 4.01, on a Subsequent Advance Date, the consent of each Lender that does not have a Subsequent Commitment with respect to such date shall be required only with respect to the Specified Conditions);

(ii) extend or increase the Commitment of any Lender or reinstate the terminated Commitment of any Lender (except as set forth in Section 2.19);

(iii) change the principal amount of, or the rate at which interest accrues on, the Advances, or any fees payable hereunder;

(iv) change the definition of “Acceptable Collateral,” “Acceptable Letter of Credit Issuer,” “Collateral Shortfall,” “Cure Time,” “Eligible Letter of Credit” or “LTV Ratio” or increase the Initial LTV Level, the LTV Cash Release Level, the LTV Equity Release Level, the LTV Maintenance Level or the LTV Margin Call Level;

(v) materially modify the definition of “Facility Adjustment Event,” “Mandatory Prepayment Event” or “Potential Facility Adjustment Event”;

(vi) permit the assignment or transfer by Borrower or Parent of any of its rights and obligations under any Margin Loan Documentation;

(vii) modify the definition of “Applicable Percentage” or “Pro Rata Basis” or otherwise affect the manner in which payments are shared, or Collateral or Eligible Letters of Credit are allocated, ratably among the Lenders;

(viii) modify Section 2.06(b), Section 2.06(c), Section 2.06(d), Section 2.06(e)(ii), Section 2.06(e)(iii), Section 2.13, Section 2.18, Section 2.19, Section 5.12, Section 6.01, Section 6.02, Section 6.11, Section 7.01(a), Section 7.01(b), Section 7.01(c), Section 7.01(f), Section 7.02(a), Section 7.02(e), Section 7.02(f) or Section 9.08;

(ix) modify this Section 10.01 or any other provision herein that expressly requires the consent of all Lenders or Required Lenders for any matter or the definition of Required Lenders or Supermajority Lenders; or

(x) terminate, or release Parent from its obligations under, the Parent Representation Letter;

(b) no such amendment, waiver, modification, supplement or consent shall, without the consent of each Lender or Agent adversely affected thereby:

(i) postpone any date on which any payment of principal, interest, fees or other amounts due to the Lenders or Agents is required to be made hereunder or under any other Margin Loan Documentation;

(ii) modify Section 7.01(h);

(iii) amend, waive or modify any provision of the Margin Loan Documentation relating to the exercise of remedies by any Lender following an Event of Default; or

(iv) waive, amend, modify, supplement or grant consent to any deviation from the terms of the Margin Loan Documentation that affect any tranche of the Advances differently from any other Advances;

(c) no such amendment, waiver, modification, supplement or consent shall, without the consent of the Supermajority Lenders, modify Section 2.06(e)(i), Section 2.06(e)(iv), Section 6.07 or Section 6.15; and

(d) (i) the provisions set forth in Article 9 shall not be waived, amended, modified or supplemented, nor any consent granted to any deviation thereto, without the consent of each Agent affected thereby and (ii) Administrative Agent and Borrower may amend this Agreement pursuant to the definition of “Term SOFR” without the consent of any Lender except to the extent provided in such definition.

For purposes of the foregoing, any amendment, waiver or modification of any Margin Loan Documentation that would materially impair or diminish, or circumvent, or change the meaning or operation of any term or provision specified above in this Section 10.01 (including, without limitation, any amendment, waiver or modification of any defined term used therein or any provision referenced therein) shall be deemed to be an amendment, waiver or modification of such term or provision and shall require the consent specified above with respect to an amendment, waiver or modification of such term or provision.

Notwithstanding the foregoing, each Lender agrees with each other Lender and with Borrower that no amendment, termination or supplement shall be made to any Security Agreement, Issuer Agreement or Control Agreement, and no new Margin Loan Documentation shall be entered into with any Lender (subject, for the avoidance of doubt, to Section 2.13), unless a substantially identical amendment, termination or supplement is made to each other Security Agreement, Issuer Agreement and Control Agreement, or substantially identical Margin Loan Documentation is entered into with each other Lender, as the case may be.

In connection with any proposed waiver, amendment, modification or supplement of any Margin Loan Documentation, or any proposed consent to any deviation to the terms of any Margin Loan Documentation, Borrower shall promptly upon request of Administrative Agent notify Administrative Agent as to whether, to Borrower’s knowledge, any Lender is an Affiliated Lender, and Administrative Agent shall be entitled to rely conclusively thereon.

Notwithstanding anything to the contrary herein, upon the occurrence of any Facility Adjustment Event or Potential Facility Adjustment Event, Calculation Agent shall (a) adjust one or more of the terms or provisions of the Facility as Calculation Agent determines necessary to account for the effect of the Facility Adjustment Event or Potential Facility Adjustment Event on the Facility (unless Calculation Agent determines that no such adjustment is necessary), and (b) determine the effective time of the adjustment (and in the case of a Tender Offer, Spin-off, Split-off, Change of Control, Issuer Share Repurchase or Extraordinary Distribution, may take into account, among other factors, volatility, correlation, liquidity and free float of the Shares or any other Collateral and Transfer Restrictions and Restrictive Conditions, in each case, relative to the Shares or, if applicable, any other Collateral prior to giving effect to the relevant event). To the extent reasonably practicable and requested by Borrower, Calculation Agent shall consult in good faith with Borrower regarding any such adjustments; provided that, if Calculation Agent determines that it is advisable to notify Lenders of its proposed adjustment prior to the end of the second Business Day immediately following the occurrence of any Facility Adjustment Event or Potential Facility Adjustment Event, then Calculation Agent shall be entitled to so notify Lenders; and provided, further, that, for the avoidance of doubt, the ultimate determination of such adjustment shall be within the sole discretion of Calculation Agent, subject to Section 10.18 and subject to the rights of the Required Lenders described below in this paragraph. Within two Business Days following the occurrence of any Facility Adjustment Event or Potential Facility Adjustment Event, Calculation Agent shall notify each Lender of the adjustments to the terms or provisions of the Facility that it proposes to make in respect thereof, and the proposed effective time therefor (or its determination that no such adjustment is necessary). If, within three Business Days of receiving such notice, Required Lenders notify Calculation Agent that they disagree with such proposed adjustments or effective time (or Calculation Agent’s determination that no such adjustment is necessary), and include in such notice an alternative set of adjustments that Required Lenders propose to make in respect of such Facility Adjustment Event or Potential Facility Adjustment Event that comply with the provisions set forth in Section 10.18(a) (which shall apply for this purpose as if the Lenders sending such notice were Calculation Agent), and a proposed effective time therefor, then Calculation Agent shall notify Borrower that such alternative adjustments apply as of such effective time. Except with the consent or at the direction of the Required Lenders, Calculation Agent shall not make any adjustment in respect of a Facility Adjustment Event or Potential Facility Adjustment Event or notify Borrower of its determination that no such adjustment is necessary prior to the earlier of (i) the fifth Business Day following the occurrence thereof and (ii) its receipt of notice from Required Lenders of any alternative adjustments (and a proposed effective time therefor) or that they agree with Calculation Agent’s proposed adjustments (and the effective time therefor). Subject to Section 10.18, any such adjustments pursuant to this paragraph shall be binding on all parties to the Margin Loan Documentation and all such parties shall enter into such documentation required or reasonably requested by Calculation Agent to reflect such adjustments.

Section 10.02. Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. All notices and other communications provided for herein (including, for the avoidance of doubt, any Collateral Call Notice) shall be in writing and shall be delivered (i) by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, or (ii) by electronic mail to the applicable e-mail address, as follows:

(i) if to Borrower, to:

Jason Lublin, Email: [***];

Robert Hilton, Email: [***];

Courtney Braun, Email: [***]; and

Christian Kochan, Email: [***];

With a copy to:

Simpson Thacher & Bartlett LLP

1999 Avenue of the Stars, 29th Floor

Los Angeles, CA 90057

Attention: Mimi Cheng

Email: [***]

(ii) if to Administrative Agent, to:

Morgan Stanley Senior Funding, Inc.

1585 Broadway New York, NY 10036

Attention of: Anthony Cicia

E-mail: [***]

(iii) if to Calculation Agent, to:

Morgan Stanley & Co. LLC

1585 Broadway New York, NY 10036

Attention of: Anthony Cicia

E-mail: [***]

(iv) if to a Lender, to it at its address set forth on Schedule I.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received, and notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, (x) other than in the case of a Collateral Call Notice, a Mandatory Prepayment Event Notice or any notice under Section 9.09 relating to the removal of any Agent by the Required Lenders, if not given during normal business hours for the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient or (y) in the case of a Collateral Call Notice or a Mandatory Prepayment Event Notice, if not given by the Collateral Call Notice Deadline or the Mandatory Prepayment Event Notice Deadline, as the case may be, on any Scheduled Trading Day, such notice or communication shall be deemed to have been given at the opening of business on the next Scheduled Trading Day). Notices and other communications delivered through electronic communications shall be effective as provided in Subsection (b).

(b) Electronic Communications. Notices and other communications sent to an e-mail address shall be deemed received when sent absent receipt of a failure to deliver notice within 30 minutes of such notice or communication being sent (it being understood that an “out of office” reply does not constitute a failure to deliver notice for this purpose), provided that (x) other than in the case of a Collateral Call Notice, a Mandatory Prepayment Event Notice or any notice under Section 9.09 relating to the removal of any Agent by the Required Lenders, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, or (y) in the case of a Collateral Call Notice or a Mandatory Prepayment Event Notice, if such notice or other communication is not sent by the Collateral Call Notice Deadline or the Mandatory Prepayment Event Notice Deadline, as the case may be, on any Scheduled Trading Day, such notice or communication shall be deemed to have been given at the opening of business on the next Scheduled Trading Day and notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. Each of Borrower and Administrative Agent may change its address, facsimile, telephone number or e-mail address for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile, telephone number or e-mail for notices and other communications hereunder by notice to Administrative Agent, who shall promptly notify Borrower thereof. In addition, each Lender agrees to notify Administrative Agent from time to time to ensure that Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(d) Platform.

(i) Borrower agrees that an Agent may, but shall not be obligated to, make the Electronic Information available to the other Lenders by posting the Electronic Information on the Platform.

(ii) The Platform is provided “as is” and “as available.” The Agent’s Group do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Electronic Information. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any member of an Agent’s Group in connection with the

Electronic Information or the Platform. In no event shall any member of an Agent’s Group or any of its Related Parties have any liability to Borrower, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of Borrower’s or any Agent’s transmission of communications through the Platform.

(e) Reliance by Lenders. Each Agent and Lender shall be entitled to rely and act upon any notices purportedly given by or on behalf of Borrower. All telephonic notices to and other telephonic communications with any Agent or any Lender may be recorded by such Agent or such Lender, and each of the parties hereto hereby consents to such recording.

Section 10.03. No Waiver; Remedies.

(a) No failure or delay of any Lender or any Agent in exercising any right or power hereunder or under any other Margin Loan Documentation shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of Agents and Lenders hereunder and under any other Margin Loan Documentation are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Margin Loan Documentation or consent to any departure by Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 10.01, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Agents and Lenders to any other or further action in any circumstances without notice or demand. Without limiting the generality of the foregoing, the making of an Advance shall not be construed as a waiver of any Event of Default, regardless of whether Lenders may have had notice or knowledge of such Event of Default at the time.

(b) The Advances are made with full recourse to Borrower and constitute direct, general, unconditional and unsubordinated Indebtedness of Borrower.

(c) Borrower and Lenders acknowledge and agree that the Margin Loan Documentation collectively are intended to constitute a “margin loan” as used in the definition of “securities contract” provided in Section 741(7) of the Bankruptcy Code and that each delivery, transfer, payment and grant of a security interest made or required to be made hereunder or contemplated hereby or made, required to be made or contemplated in connection herewith is a “transfer” and a “margin payment” or a “settlement payment” within the meaning of Section 362(b)(6) and/or (27) and Sections 546(e) and/or (j) of the Bankruptcy Code. As a result of the foregoing, Borrower acknowledges and agrees that upon the occurrence of an Event of Default of the type set forth in Section 7.01(f), any Lender may exercise remedies against the Collateral during the pendency of such proceedings without obtaining any order, judgment or other relief from the relevant bankruptcy court or any other Governmental Authority, and Borrower agrees not to challenge any such exercise of remedies, in each case to the extent exercised in accordance with the Margin Loan Documentation. In addition, all obligations under or in connection with the Margin Loan Documentation represent obligations in respect of “termination values,” “payment amounts” or “other transfer obligations” within the meaning of Sections 362 and 561 of the Bankruptcy Code. The parties further acknowledge and agree that the Margin Loan Documentation collectively constitutes a “master netting agreement” within the meaning of the Bankruptcy Code.

Section 10.04. Costs and Expenses; Indemnification; Damage Waiver.

(a) Costs and Expenses. Borrower shall pay promptly (i) all actual, reasonable and documented costs and reasonable out-of-pocket expenses incurred by Lenders and each Agent, including the reasonable fees, charges and disbursements of one counsel for Lenders and Agents in connection with the Facility, including syndication thereof, the preparation and administration of the Margin Loan Documentation or any amendments, modifications or waivers of the provisions of the Margin Loan Documentation (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable costs and reasonable out-of-pocket expenses incurred by Lenders and each Agent, including the fees, charges and disbursements of any counsel for Lenders and each Agent, in connection with the enforcement, collection or protection of its rights in connection with the Margin Loan Documentation, including its rights under this Section, or in connection with the Advances made hereunder, including all such expenses incurred during any workout, restructuring or negotiations in respect of such Advances.

(b) Indemnification by Borrower. Borrower shall indemnify Lenders, each Agent (and any sub-agent thereof) and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee by any third-party or by Borrower or any Related Party of Borrower arising out of, in connection with, or as a result of, this Agreement, any other Margin Loan Documentation or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the enforcement or protection of their rights hereunder and thereunder or the consummation of the transactions contemplated by this Agreement (which, for the avoidance of doubt, shall not include any hedging activities by any Indemnitee), any other Margin Loan Documentation or any agreement or instrument contemplated hereby or thereby, any Advance or the use or proposed use of the proceeds therefrom, or any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any other Related Party of Borrower, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Parties or (y) arise out of any dispute among Indemnitees (other than a dispute involving claims against Administrative Agent or any Calculation Agent, in each case in their respective capacities as such) that did not involve actions or omissions of Borrower or its Affiliates. This Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Margin Loan Documentation or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Advance or the use of the proceeds thereof. No Indemnitee referred to in Subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Margin Loan Documentation or the transactions contemplated hereby or thereby, except to the extent such charges result from the willful misconduct, bad faith or gross negligence of such Indemnitee.

(d) Post-Default Hedging Costs. After (i) the occurrence of an Event of Default and (ii) acceleration of the Obligations of any Lender, Borrower shall pay, on demand, such Lender’s (or its Affiliate’s) costs (including the cost of put options), losses (including market losses, other than with respect to Share Hedging Transactions), charges, fees, expenses, Taxes or duties of any kind directly relating to its (x) Advances or (y) acquisition, establishment, re-establishment, substitution, maintenance, unwinding or disposition of, or realization or recovery of the proceeds of, or any part thereof, any transaction(s) entered into by such Lender or its Affiliate to hedge the market risk of the Collateral. Borrower’s obligation under this Subsection (d) shall survive termination of the Facility and payment in full of all other Obligations. “Share Hedging Transactions” means “short sales” of Shares and option contracts, futures contracts, forward contracts, swap agreements or other derivative transactions relating to Shares, excluding, for the avoidance of doubt, any such transaction for which the underlier is a broad-based index or basket of securities.

(e) Reimbursement by Lenders. To the extent that Borrower for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section to be paid by it to any Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to such Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for such Agent (or any such sub-agent) in connection with such capacity. The obligations of Lenders under this clause (e) are subject to the provisions of Section 2.14.

(f) Payments. All amounts due under this Section 10.04 shall be payable promptly and in any event not later than ten (10) Business Days after demand therefor.

(g) Survival. The agreements in this Section 10.04 shall survive the termination of the Facility and the repayment, satisfaction or discharge of all the other Obligations.

Section 10.05. Payments Set Aside. To the extent that any payment by or on behalf of Borrower is made to any of Administrative Agent or Lenders (or Administrative Agent on behalf of the Lenders), or Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

Section 10.06. Governing Law; Submission to Jurisdiction.

(a) Governing Law. The Margin Loan Documentation shall be governed by, and construed in accordance with, laws of the State of New York.

(b) Submission to Jurisdiction. Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any U.S. federal or New York State court sitting in New York, New York in any action or proceeding arising out of or relating to this Agreement or any other Margin Loan Documentation, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Margin Loan Documentation shall affect any right that Lenders may otherwise have to bring any action or proceeding relating to this Agreement or any other Margin Loan Documentation against Borrower or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Margin Loan Documentation in any court referred to in Subsection (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.02(a). Nothing in this Agreement or any other Margin Loan Documentation will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.

(e) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER MARGIN LOAN DOCUMENTATION OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER MARGIN LOAN DOCUMENTATION BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.06(e).

Section 10.07. Successors and Assigns. As set forth in the Additional Terms Letter.

Section 10.08. Severability. Any provision of any Margin Loan Documentation held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 10.09. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Margin Loan Documentation constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by each of the parties hereto and when each of the parties hereto shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execute,” “execution,” “signed,”

“signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, a Borrowing Notice, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by Administrative Agent pursuant to procedures approved by it.

Section 10.10. Survival. All agreements, representations and warranties made herein shall survive the execution and delivery of the Margin Loan Documentation and the making of any Advances, and shall continue in full force and effect as long as the principal of or any accrued interest on any Advance or any other Obligation under this Agreement is outstanding and unpaid or unsatisfied. The provisions of Section 2.07, Section 2.08, Section 10.04 and Section 10.13 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Advances, the resignation or replacement of Administrative Agent, the assignment of rights by any Lender or the termination of this Agreement or any other Margin Loan Documentation any provision hereof or thereof.

Section 10.11. Confidentiality. Subject to Section 5.06, each Agent and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), to the extent requested by any regulatory authority having jurisdiction over such Lender (in which case the disclosing party agrees to inform Borrower promptly of such disclosure, unless such notice is prohibited by applicable Law and except in connection with any request as part of a regulatory examination), to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case the disclosing party agrees to inform Borrower promptly of such disclosure to the extent permitted by law and except in connection with a regulatory examination of an audit or examination conducted by bank accountants), to any other party to this Agreement, in connection with the exercise of any remedies hereunder or any other Margin Loan Documentation, subject to an agreement containing provisions substantially the same as those of this Section 10.11, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative or hedging transaction relating to Borrower and its obligations or the Collateral Equity, with the consent of Borrower or to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section by such Lender or (ii) becomes available to such Lender on a non-confidential basis from a source other than Borrower or its Affiliates or (iii) is independently developed by such Lender without use of the Information. For the purposes of this Section, “Information” means all information received from Borrower relating to Borrower or its business hereunder or pursuant hereto, other than any such information that is available to Lenders on a non-confidential basis prior to disclosure by Borrower; provided that, in the case of information received from Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 10.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. For the avoidance of doubt, Borrower agrees that the obligations of Lenders and Agents in this Section 10.11 shall not be interpreted to restrict any such Lender or Agent or their Affiliates from transacting in Shares, Units or related securities (it being understood that any transactions in Collateral Equity are subject to the terms of the Margin Loan Documentation). Notwithstanding anything to the contrary herein, the obligations of the Lenders with respect to the Information (as defined in the Confidentiality Agreements) shall be governed by the Confidentiality Agreements and not by this Section 10.11.

Section 10.12. No Advisory or Fiduciary Relationship. In connection with all aspects of each transaction contemplated hereby and by the other Margin Loan Documentation (including in connection with any amendment, waiver or other modification hereof or of any other Margin Loan Documentation), Borrower acknowledges and agrees that: (a)(i) the arranging and other services regarding this Agreement provided by Lenders and Agents are arm’s-length commercial transactions between Borrower and its Affiliates, on the one hand, and Lenders and their Affiliates, or Agents and their Affiliates, on the other hand, (ii) Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Margin Loan Documentation; (b)(i) Lenders and Agents are and have been acting solely as principals and, except as expressly agreed in writing herein or otherwise by the relevant parties, have not been, are not, and will not be acting as advisors, agents or fiduciaries for Borrower or any of its Affiliates, or any other Person and (ii) Lenders and Agents have no obligation to Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Margin Loan Documentation; and (c) Lenders, Agents and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower and its Affiliates, and Lenders and Agents have no obligations to disclose any of such interests to Borrower or any of its Affiliates. To the fullest extent permitted by law, Borrower hereby waives and releases any claims that it may have against Lenders, Agents or their respective Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.13. Right of Setoff. If an Event of Default shall have occurred and be continuing, Lenders, Agents and each of their respective Affiliates (each, a “Set-off Party”) are hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Set-off Party to or for the credit or the account of Borrower against any of and all the obligations and liabilities of Borrower, irrespective of whether or not the relevant Set-off Party shall have made any demand under the Margin Loan Documentation and although such obligations may be unmatured. The parties agree that each of the Collateral Accounts is a general and not special account. The rights of each Set-off Party under this Section 10.13 are in addition to other rights and remedies (including other rights of setoff) which such Set-off Party may have.

Section 10.14. Judgment Currency. If a judgment, order or award is rendered by any court or tribunal for the payment of any amounts owing to Lenders under this Agreement or any other Margin Loan Documentation or for the payment of damages in respect of a judgment or order of another court or tribunal for the payment of such amount or damages, such judgment, order or award being expressed in a currency (the “Judgment Currency”) other than Dollars, Borrower agrees that its obligations in respect of any such amounts owing shall be discharged only to the extent that on the Business Day following Lenders’ receipt of any sum adjudged in the Judgment Currency, Lenders may purchase Dollars with the Judgment Currency, and to indemnify and hold harmless Lenders against any deficiency in terms of Dollars in the amounts actually received by Lenders following any such purchase (after deduction of any premiums and costs of exchange payable in connection with the purchase of, or conversion into, Dollars). The indemnity set forth in the preceding sentence shall (notwithstanding any judgment referred to in the preceding sentence) constitute an obligation of Borrower separate and independent from its other obligations hereunder, and shall survive the termination of this Agreement.

Section 10.15. USA PATRIOT Act Notice. Each Lender that is subject to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended (the “Act”), and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that, pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or Agent, as the case may be, to identify Borrower in accordance with the Act. Borrower agrees to promptly provide any Lender with all of the information requested by such Lender (x) to the extent such Lender deems such information reasonably necessary to identify Borrower in accordance with the Act or (y) in connection with such Lender’s standard “on boarding” process (including, without limitation, pursuant to “know your customer” or anti-money laundering requirements).

Section 10.16. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Advance, together with all fees, charges and other amounts which are treated as interest on such Advance under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Lender holding such

Advance in accordance with applicable law, the rate of interest payable in respect of such Advance hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Advance but were not payable as a result of the operation of this Section 10.16 shall be cumulated and the interest and Charges payable to such Lender in respect of other Advances or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 10.17. Disclosure. Borrower hereby acknowledges and agrees that Lenders and/or their Affiliates from time to time may hold investments in, make loans to or have other relationships with Pubco, Opco or their Affiliates.

Section 10.18. Calculation Agent Determinations; Required Lender Consultation.

(a) All calculations and determinations made by Calculation Agent shall be made in good faith and in a commercially reasonable manner. Upon receipt of written request from Borrower or any Lender, Calculation Agent shall promptly provide Borrower or such Lender with a written explanation describing in reasonable detail any calculation, adjustment or determination made by it (including any quotations, market data or information from internal or external sources used in making such calculation, adjustment or determination, as the case may be, but without disclosing Calculation Agent’s proprietary or confidential models or other information that may be proprietary or confidential or subject to contractual, legal or regulatory obligations not to disclose such information), and shall use commercially reasonable efforts to provide such written explanation within five (5) Business Days from the receipt of such request.

(b) If the Required Lenders notify Calculation Agent that they disagree with any calculation, adjustment or determination made by Calculation Agent hereunder (or any failure by Calculation Agent to make any calculation, adjustment or determination hereunder) and include in such notice a proposed alternative calculation, adjustment or determination that complies with Subsection (a) above (which shall apply for this purpose as if the Lenders sending such notice were Calculation Agent), Calculation Agent shall notify Borrower that such alternative calculation, adjustment or determination applies, and such alternative calculation, adjustment or determination shall be binding on all parties to the Margin Loan Documentation.

(c) For the avoidance of doubt, if any provision of the Margin Loan Documentation provides for an action, determination, notice or instruction on the part of the Required Lenders, the Lenders may consult with one another in considering such action, determination, notice or instruction.

Section 10.19. Qualified Financial Contract. The parties agree that the terms of Section 1 and Section 2 and the related defined terms (together, the “Bilateral Terms”) of the form of bilateral template entitled “Full-Length Omnibus (for use between U.S. G-SIBs and Corporate Groups)” published by ISDA on November 2, 2018 (currently available on the 2018 ISDA U.S.

Resolution Stay Protocol page at www.isda.org and a copy of which is available upon request), the effect of which is to amend the qualified financial contracts between the parties thereto to conform with the requirements of the QFC Stay Rules, are hereby incorporated into and form a part of this Agreement and the other Margin Loan Documentation, and for such purposes this Agreement and the other Margin Loan Documentation shall each be deemed a “Covered Agreement,” each party that is a Regulated Entity shall be deemed a “Covered Entity” and each party (whether or not it is a Regulated Entity) shall be deemed a “Counterparty Entity” with respect to each other party that is a Regulated Entity. In the event of any inconsistencies between this Agreement or any other Margin Loan Documentation and the Bilateral Terms, the Bilateral Terms will govern. Terms used in this paragraph without definition shall have the meanings assigned to them under the QFC Stay Rules.

The terms of paragraph 3 of the ISDA Canadian Jurisdictional Module to the ISDA Resolution Stay Jurisdictional Modular Protocol as published by ISDA on July 28, 2022 (the “ISDA Canadian Jurisdictional Module”) are incorporated into and form a part of this Agreement effective as of the Compliance Date (as defined in paragraph 2(c) of the ISDA Canadian Jurisdictional Module). For purposes of incorporating the ISDA Canadian Jurisdictional Module, this Agreement and the other Margin Loan Documentation shall each be deemed to be a Covered Agreement, Royal Bank of Canada shall be deemed to be a Regulated Entity and Borrower shall be deemed to be a Module Adhering Party. In the event of any inconsistences between this Agreement or any other Margin Loan Documentation and paragraph 3 of the ISDA Canadian Jurisdictional Module, the ISDA Canadian Jurisdictional Module will prevail.

Section 10.20. Acknowledgement and Consent to Bail-In of EEA Financial Institutions and UK Financial Institutions. Notwithstanding anything to the contrary in this Agreement or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Margin Loan Documentation, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution;

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Margin Loan Documentation; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 10.21. Lender Qualified Purchaser Representation. Each Lender hereby represents and warrants that such Lender is a “qualified purchaser” for purposes of Section 2(a)(51) of the Investment Company Act of 1940, as amended, and the rules promulgated thereunder by virtue of owning and investing on a discretionary basis not less than $25,000,000 in investments.

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IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed and delivered by its Responsible Officer or Authorized Representative as of the date first above written.

JANUARY CAPITAL HOLDCO, LLC, as Borrower
By:	/s/ Jason Lublin
Name: Jason Lublin
Title: Chief Financial Officer

MORGAN STANLEY SENIOR FUNDING, INC.
as Administrative Agent

By:	/s/ Joel Carter
Name: Joel Carter
Title: Managing Director

MORGAN STANLEY & CO. LLC,
as Calculation Agent

By:	/s/ Darren McCarley
Name: Darren McCarley
Title: Managing Director

MORGAN STANLEY BANK, N.A.,
as Lender

By:	/s/ Kevin Woodruff
Name: Kevin Woodruff
Title: Managing Director

BANK OF AMERICA, N.A.,
as Lender

By:	/s/ Rohan Handa
Name: Rohan Handa
Title: Managing Director

DEUTSCHE BANK AG, LOND BRANCH,
as Lender

By:	/s/ Joachim Sciard
Name: Joachim Sciard
Title: Managing Director

By:	/s/ Diana Nott
Name: Diana Nott
Title: Managing Director

GOLDMAN SACHS BANK USA,
as Lender

By:	/s/ Jeffrey Minnich
Name: Jeffrey Minnich
Title: Managing Director

ROYAL BANK OF CANADA,
as Lender

By:	/s/ Glenn Van Allen
Name: Glenn Van Allen
Title: Authorized Signatory